UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to sec. 240.14a-12

LIFE TECHNOLOGIES CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 15, 2013

Dear Stockholder:

This year’s Annual Meeting of Stockholders will be held on April 24, 2013 at 9:00 a.m. local time, at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008. You are cordially invited to attend.

We are pleased to furnish proxy materials to our stockholders over the internet pursuant to rules of the U.S. Securities and Exchange Commission. On March 15, 2013, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the Notice) containing instructions on how to access our 2013 Proxy Statement and 2012 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone for the matters before our stockholders as described in the Proxy Statement, and includes instructions on how to receive a paper copy of the proxy materials by mail. If you received your annual meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders and proxy card were enclosed.

The Notice of Annual Meeting of Stockholders and the 2013 Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

Whether or not you plan to attend the meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important and we encourage you to vote promptly. After reading the Proxy Statement, please make sure to vote your shares by promptly voting electronically or telephonically as described in the enclosed Proxy Statement, or, if you received a paper copy of the proxy card, by completing, dating, signing and returning your proxy card, or attending our Annual Meeting of Stockholders in person. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

We appreciate your comments and encourage you to let us know what you think about our proxy process. You can submit comments to us by going to www.proxydocs.com/life if you are submitting your votes electronically, or by writing comments on the back of your proxy card and mailing it to the address listed on the card.

A copy of our 2012 Annual Report is also enclosed, and we encourage you to view our more in-depth annual report online at ir.lifetechnologies.com.

Your vote is very important to us. I urge you to vote “FOR” all nominees and proposals.

I look forward to seeing you at the Annual Meeting.

Very truly yours,

Gregory T. Lucier

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 24, 2013

To our Stockholders:

The Annual Meeting of Stockholders of Life Technologies Corporation (the Company), will be held on April 24, 2013, at 9:00 a.m. local time, at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008, for the following purposes:

1.

To elect six (6) directors, each to hold office for a one-year term and/or until his or her respective successor is elected and qualified. The Board of Directors has nominated the following persons for election as directors at the meeting: George F. Adam, Jr., Raymond V. Dittamore, Donald W. Grimm, Craig J. Mundie, Ora H. Pescovitz, M.D. and Per A. Peterson, Ph.D.

2.	To consider a proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013.

3.

To consider a proposal relating to an advisory resolution regarding the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2012 (the Named Executive Officers).

4.	To consider a proposal to approve the Company’s 2013 Equity Incentive Plan.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends a vote “FOR” each of the director nominees and “FOR” each of the other proposals. Stockholders of record at the close of business on March 6, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of the stockholders of record on March 6, 2013, will be available at our principal offices, located at 5791 Van Allen Way, Carlsbad, California 92008, for examination during ordinary business hours by any stockholder.

By Order of the Board of Directors,

John A. Cottingham

Chief Legal Officer & Secretary

Carlsbad, California

March 15, 2013

IMPORTANT: Please vote telephonically or electronically for the matters before our stockholders as described in the Proxy Statement, as described in the accompanying materials, or promptly fill in, date, sign and return the enclosed proxy card in the accompanying pre-paid envelope to ensure that your shares are represented at the meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 2013: A complete set of proxy materials relating to our annual meeting is available on the internet. These materials may be viewed at www.proxydocs.com/life.

Life Technologies Corporation

5791 Van Allen Way

Carlsbad, California 92008

2013 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	9:00 a.m., April 24, 2013
• Place	5781 Van Allen Way, Carlsbad, California 92008
• Record Date	March 6, 2013
• Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.
• Admission

You will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if an institutional investor, professional evidence showing your representative capacity for such entity, in each case to be verified against our stockholder list as of the Record Date. In addition, if your shares are held in the name of a bank, broker or other financial institution, you will need a valid proxy from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the Record Date.

Meeting Agenda

•	Election of six (6) directors
•	Ratification of Ernst & Young as our independent registered public accounting firm for 2013
•	Advisory vote on Executive Compensation
•	Approval of the Company’s 2013 Equity Incentive Plan

Voting Matters		Board Vote Recommendation	Page References (for more detail)
•	Election of Directors	FOR EACH DIRECTOR NOMINEE	5 – 14, 54
•	Ratification of Ernst & Young as our independent registered public accounting firm for 2013	FOR	15 – 17, 55
•	Advisory Vote on Executive Compensation	FOR	18 – 52, 56
•	Approval of the Company’s 2013 Equity Incentive Plan	FOR	57 – 67, A-1 – A-27

i

Board Nominees

•	The following table provides summary information about each director nominee. Each director nominee will be elected to a one-year term by a majority of votes cast.

Name	Age	Director Since	Occupation	Experience/Qualification	Committee Memberships	Independent?
George F. Adam, Jr.	66	2007	Chairman and Chief Executive Officer of Recondo Technology, Inc Former General Partner Goldman, Sachs, & Co.

•    years of experience in the

       investment banking

       industry

•    years of executive

       experience in the

       healthcare and computer

       businesses

•    extensive knowledge of

       the Company’s business,

       notably over 2 years of

       experience with its

       predecessor entity,

       Applied Biosystems

					• Audit Committee	Yes
Raymond V. Dittamore	69	2001	Former Partner at Ernst & Young	• over three decades of public accounting experience • financial expert on Sarbanes Oxley • service on other public company boards and audit committees	• Chairman of the Governance and Nominating Committee • Audit Committee	Yes
Donald W. Grimm	71	1998	Former Sales and Marketing Executive for Eli Lilly & Company Former CEO of Hybritech, Inc.

•    extensive knowledge of

       the Company’s business,

       notably with over a

       decade of experience with

       its predecessor entity,

       Invitrogen;

•    years of executive

       experience in the

       pharmaceutical industry;

•    marketing, pricing, and

       sales expertise; and

•    service on other for-profit

       biotech company boards

       and board committees

					• Chairman of the Compensation and Organizational Development Committee • Science and Technology Committee • Former member of the Audit Committee	Yes
Craig J. Mundie	63	-	Senior Advisor to the CEO for Microsoft Corporation Former Chief Research and Strategy Officer at Microsoft	• extensive executive experience in computer science research and strategy	• N/A	Yes
Ora H. Pescovitz, M.D.	56	2011	Executive VP for Medical Affairs and Health System CEO for the University of Michigan	• extensive academic, business and medical experience in the healthcare field; and • service on non-profit boards	• Compensation and Organizational Development Committee	Yes
Per A. Peterson, Ph.D.	68	2007	Former Chairman, Research & Development, Pharmaceuticals at Johnson & Johnson	• extensive experience in pharmaceutical research and development; • executive experience in the pharmaceutical industry; and • academic and research experience	• Governance and Nominating Committee • Science and Technology Committee	Yes

Auditors

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of Ernst & Young as our independent registered public accounting firm for 2013. Set forth below is summary information with respect to fees paid to Ernst & Young for services provided in the last two years.

Type of Fees	2012	2011
	(in thousands)
Audit Fees	$4,240	$4,885
Audit-Related Fees	$678	$265
Tax Fees	$831	$1,163
All Other Fees	$-	$-

Total	$5,749	$6,313

Executive Compensation Advisory Vote and Discussion and Analysis Overview

We are asking the Company’s stockholders to approve – on an advisory basis – the compensation of the Company’s named executive officers (the Named Executive Officers) for the fiscal year ended December 31, 2012. The Company’s Board of Directors recommends a “FOR” vote because it believes that our compensation policies are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of our stockholders and motivating our Named Executive Officers to remain with the Company for long and productive careers.

Our Executive Compensation Discussion and Analysis describes, among other things, our Long-Term Incentive (LTI) Compensation Program which began in 2012. The program reflects a shift towards increased performance-based compensation for our Named Executive Officers (and for our other executive officers) whereby the Company’s Compensation and Organizational Development (C&OD) Committee has increased the weight of performance-based LTI awards granted to the Company’s executives to 50% in 2012 by introducing a performance-based cash plan that is funded based on two key financial measures: the Company’s return on investment capital and revenue. The LTI program further evolved in 2013 to more directly align the compensation received by our executive officers with stockholder returns through a new three-year performance-based restricted stock unit plan whereby vesting is determined by the Company’s Total Shareholder Return (TSR) relative to the S&P 500 Healthcare index over the same three-year period. These changes align with the C&OD Committee’s philosophy that long-term incentive compensation should be delivered through vehicles that are at least 50% performance based and at risk.

Beginning with the annual grant in 2013, LTI compensation will be delivered through a combination of:

•	time-based vesting restricted stock units (50% of the total LTI award value granted to each executive officer);

•	performance-based restricted stock units (25% of the total LTI award value granted to each executive officer); and

•	awards under a performance cash plan (25% of the total LTI award value granted to each executive officer).

We encourage you to review our complete Executive Compensation Discussion and Analysis (and the subsequent, related tables) on pages 18 – 52 of this Proxy Statement.

2013 EIP Proposal

We are asking the Company’s stockholders to vote for approval of the proposed 2013 Equity Incentive Plan (the “2013 Plan”). The Board of Directors has unanimously adopted, subject to stockholder approval, the 2013 Plan for employees and other service providers of the Company and its subsidiaries and affiliates.

If the 2013 Plan is approved by our stockholders, the 2013 Plan will replace our 2009 Equity Incentive Plan (the “2009 Plan”), and we will not make any further grants of awards under the 2009 Plan or our prior plans. If approved, the 2013 Plan will become effective on the day of our Annual Meeting and will authorize the issuance of 13,000,000 shares of our common stock which we believe will provide the Company with enough shares to make awards through 2016 or 2017 assuming we continue to grant awards consistent with our historical usage and current practices, and noting that future circumstances may require us to make changes to our current practices (our three-year average burn rate from 2010 to 2013 was 1.45% of fully diluted common shares outstanding). We have discussed the 2013 Plan with a number of our stockholders who collectively hold a significant ownership stake in the Company, and the feedback we received was that our 2013 Plan was a reasonable request.

We encourage you to read the full proposal regarding the 2013 Plan on pages 57 – 67 and A-1 – A-27 of the Proxy Statement.

2014 Annual Meeting

• Deadline for stockholder proposals	November 15, 2013

Life Technologies Corporation

5791 Van Allen Way

Carlsbad, California 92008

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is being solicited by the Board of Directors (the Board) of Life Technologies Corporation (also referred to as “Life Technologies”, the “Company”, or “we”) and contains information related to the Annual Meeting of Stockholders (the Annual Meeting) to be held April 24, 2013, at 9:00 a.m. local time, or any adjournment or postponement thereof, for the purposes described in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008. This Proxy Statement was filed with the Securities and Exchange Commission (the SEC) on March 15, 2013, and the approximate date on which the Proxy Statement and the accompanying proxy were first sent or made available to stockholders was March 15, 2013.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters presented in this Proxy Statement. These matters include: the election of directors, the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, an advisory approval of the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2012 (the Named Executive Officers), and approval of the Company’s 2013 Equity Incentive Plan. In addition, management will report on the Company’s performance during 2012 and respond to questions from our stockholders. The Annual Report for the fiscal year ended December 31, 2012, is available online at the Investor Relations section of our website at ir.lifetechnologies.com.

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on the record date, March 6, 2013, are entitled to vote the shares of Life Technologies stock they held on the record date at the Annual Meeting. As of the close of business on the record date, there were 170,950,970 shares of the Company’s common stock (the Common Stock) outstanding and entitled to vote.

Stockholders may vote in person or by proxy. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date on each of the proposals presented in this Proxy Statement.

What does it mean to be a “stockholder of record”?

If, on March 6, 2013, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a “stockholder of record.” As a stockholder of record, you may vote in person at the Annual Meeting (subject to the satisfying the admission criteria) or vote by proxy for the matters before our stockholders as described in the Proxy Statement. Whether or not you plan to attend the Annual Meeting, we urge you to vote by internet or telephone or, if you received a proxy card by mail, to promptly fill out and return the proxy card to ensure your vote is counted.

What does it mean to beneficially own shares in “street name”?

If, on March 6, 2013, your shares were held in an account at a broker, bank, trust, or other agent (we will refer to those organizations collectively as “broker”), then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that broker. The broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account and you are invited to attend the Annual Meeting; however, since you are not a stockholder of record, you may not vote your shares in person at the Annual Meeting for the matters before our stockholders as described in the Proxy Statement unless you request and obtain a valid proxy from your broker giving you the right to vote the shares at the meeting.

If you hold your shares in “street name” and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote (a “broker non-vote”). If you hold your shares in “street name” and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote (a “broker non-vote”). Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. The ratification of the appointment of the Company’s independent registered public accounting firm is a matter considered routine under applicable rules. Non-routine matters include the election of directors, the advisory vote on the compensation of our Named Executive Officers and the approval of our proposed 2013 Equity Incentive Plan.

How is a quorum established and what is the vote required for each proposal?

The Company’s Seventh Amended and Restated Bylaws (the Bylaws) provide that a majority of all the outstanding shares of stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” will be counted for purposes of determining the presence or absence of a quorum.

A “broker non-vote” occurs when your broker submits a proxy card for your shares of Common Stock held in street name, but does not vote on a particular proposal because the broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions.

Under the Bylaws, at any meeting of stockholders for the election of directors at which a quorum is present, each director shall be elected by the vote of a majority of the votes cast with respect to the director; provided that, in the event of a contested election, directors shall be elected by a plurality of votes cast by the stockholders entitled to vote at election. All other matters shall be determined by a majority of the votes cast, unless otherwise required by applicable law, rule or regulation or the Company’s charter documents. The specific vote required for the election of directors and for the approval of each of the other proposals is set forth under each proposal.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials (instead of a full set of proxy materials)?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Doing so helps save significant printing and postage costs as well as natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the Notice) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I vote?

If you are a stockholder with shares registered in your name, you may vote for the matters before our stockholders as described in the Proxy Statement by one of the following three methods:

•

Vote via the Internet.    Go to the web address www.proxypush.com/life and follow the instructions for internet voting shown on the proxy card mailed to you. If you vote via the internet, you should be aware that there may be incidental costs associated with electronic access, such as your usage charges from your internet access providers and telephone companies, for which you will be responsible.

•	Vote by Telephone. Dial 1-866-390-5390 and follow the instructions for telephone voting shown on the proxy card mailed to you.

•

Vote by Proxy Card mailed to you.    If you do not wish to vote by the internet or by telephone, please complete, sign, date and mail the Proxy Card in the envelope provided. If you vote via the internet or by telephone, please do not mail your Proxy Card.

The internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares for the matters before our stockholders as described in the Proxy Statement and confirm that your voting instructions have been properly recorded.

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you will receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the internet or by telephone. Your broker may vote your shares on the proposal to ratify our independent auditors, but will not be permitted to vote your shares with respect to the other proposals before our stockholders as described in the Proxy Statement unless you provide instructions to your broker as to how to vote your shares for such other proposals.

Once you have given your proxy vote for the matters before our stockholders as described in the Proxy Statement, you may revoke it at any time prior to the time it is voted, by delivering to the Secretary of the Company at the Company’s principal offices either a written document revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person. Merely attending the Annual Meeting will not, by itself, revoke a proxy. Please note, however, that your shares are held of record by a broker, bank or other nominee, and, if you wish to vote at the Annual Meeting, you must obtain and bring to the Annual Meeting a proxy card issued in your name from the broker, bank or other nominee. Otherwise, you will not be permitted to vote at the Annual Meeting.

Votes submitted by telephone or via the internet for the matters before our stockholders as described in the Proxy Statement must be received by 5:00 p.m., Eastern Time, on April 23, 2013.

How do I attend the Annual Meeting?

Admission to the Annual Meeting is limited to Life Technologies’ stockholders, a member of their immediate family or their named representatives. For stockholders of record, upon your arrival at the meeting location, you will need to present identification to be admitted to the meeting. If you are a stockholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our Record Date stockholder list. We reserve the right to limit the number of immediate family members or representatives who may attend the meeting. For stockholders holding shares in street name, in addition to providing identification as outlined for record holders above, you will need a valid proxy from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the Record Date. Cameras and electronic recording devices are not permitted at the Annual Meeting.

How will my shares be voted at the Annual Meeting?

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal.

Who will bear the costs of soliciting votes?

Life Technologies will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, telephone or electronic means, we may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have Life Technologies stock registered in their names and will reimburse them for their reasonable, out-of-pocket costs. We may also use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. In addition, Life Technologies has retained Alliance Advisors, LLC and Phoenix Advisory Partners to solicit stockholder proxies at a total cost of approximately $22,000 plus reimbursement of reasonable out-of-pocket expenses.

When and how will the Voting Results from the Annual Meeting be Announced?

We may announce preliminary voting results for the matters before our stockholders as described in the Proxy Statement at the Annual Meeting. We will report final results in a Form 8-K report filed with the SEC within four (4) business days following the Annual Meeting.

ELECTION OF DIRECTORS

At the 2013 Annual Meeting of Stockholders, six (6) individuals have been nominated for election to the Company’s Board of Directors. The nominees for election at the 2013 Annual Meeting of Stockholders are George F. Adam, Jr., Raymond V. Dittamore, Donald W. Grimm, Craig J. Mundie, Ora H. Pescovitz, M.D. and Per A. Peterson, Ph.D.

Our charter documents previously provided for a classified Board of Directors, such that directors in designated classes (Class I, II and III) were elected for three-year terms; however, at the 2011 Annual Meeting of Stockholders, the Company’s stockholders voted for actions that resulted in a phased declassification of the Board of Directors beginning in 2012. As a result of the declassification process, all directors of the Company will be subject to annual election by our 2014 Annual Meeting of Stockholders.

At the 2010 Annual Meeting of Stockholders, four “Class II” directors (George F. Adam, Jr., Raymond V. Dittamore, Arnold J. Levine, Ph.D., and Bradley G. Lorimier) were elected to three-year terms, with those terms ending at this year’s Annual Meeting of Stockholders. At the 2011 Annual Meeting of Stockholders, four individuals (Balakrishnan S. Iyer, Gregory T. Lucier, Ronald A. Matricaria, and David C. U’Prichard, Ph.D.) were elected to three-year terms as “Class III” directors, with those terms ending at the 2014 Annual Meeting of Stockholders. At last year’s Annual Meeting of Stockholders, three individuals (Donald W. Grimm, Ora H. Pescovitz, M.D., and Per A. Peterson) were elected to one-year terms, with those terms ending at this year’s Annual Meeting of Stockholders.

Accordingly, at this 2013 Annual Meeting of Stockholders, each of the three directors who were elected to a one-year term in 2012 (Donald W. Grimm, Ora H. Pescovitz, M.D. and Per A. Peterson, Ph.D.), and two of the four former “Class II” directors (George F. Adams, Jr. and Raymond V. Dittamore), are at the end of their previously-approved terms and are up for election for a one-year term. With regard to the two other former Class II directors, (i) Dr. Levine, will be retiring as a director immediately following the Annual Meeting in accordance with our Corporate Governance Principles, which provide that the Board may only nominate individuals who are 72 years of age or younger on the date of the election of such individual, and (ii) Bradley G. Lorimier will be retiring as a director immediately following the Annual Meeting in order to pursue other matters. Additionally, the Board has nominated Craig J. Mundie for election for a one-year term to the Company’s Board of Directors.

In all cases, a director’s term continues until their respective successors are duly elected and qualified.

If a quorum is present at the Annual Meeting (representation, including via proxy, of a majority of all the outstanding shares of stock entitled to vote), each of the six (6) nominees for director receiving the majority of votes cast for such nominee will be elected. A majority of the votes cast means that the number of shares voted “FOR” a director exceeds the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes will not have any effect on the outcome of the vote. If any nominee declines to serve or becomes unavailable for any reason, or, if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), your proxy may be voted for such substitute nominee as the proxy holders may designate.

The following information relates to the nominees listed above and to the Company’s other directors whose terms of office will extend beyond the Annual Meeting, and sets forth the specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director. In addition to this information, we also believe that each of our director nominees and serving directors posses the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of our stockholders. They each have demonstrated an inquisitive and objective perspective, business acumen and an ability to exercise sound judgment, as well as a commitment of service to Life Technologies and our Board. Finally, we value their significant experience on other public, private and non-profit boards of directors and board committees.

Nominees for election at the 2013 Annual Meeting of Stockholders

Director Nominees

George F. Adam, Jr. (age 66)

Director since November 2008. Mr. Adam previously served on the Board of Applied Biosystems, and is the Chairman and Chief Executive Officer of Recondo Technology, Inc., a private healthcare software development company that he founded in 2007. Mr. Adam founded Adam Aircraft Industries, Inc., a designer and manufacturer of advanced aircraft, and New Era of Networks, Inc., an e-business infrastructure provider that went public in 1997 and filed for Chapter 7 bankruptcy proceedings on February 15, 2008. Mr. Adam previously served as a general partner at Goldman Sachs & Co. Before Goldman Sachs, Mr. Adam held executive positions at Baxter Healthcare, FMC, Litton Industries, and IBM. Mr. Adam also previously served on the Board of Directors for TransUnion, Inc. Mr. Adam received his B.S. in Engineering from the United States Military Academy at West Point and an M.B.A. from Golden Gate University. We believe Mr. Adam’s qualifications to sit on our Board of Directors include his executive experience in the healthcare and computer businesses, his experience in the investment banking industry, his understanding of the Applied Biosystems business, and his experience on other public company boards and board committees.

Raymond V. Dittamore (age 69)

Director since July 2001. Mr. Dittamore also serves as a director of QUALCOMM Incorporated and was formerly a member of the Board of Directors of Gen-Probe Incorporated and Digirad Corporation. In June 2001, Mr. Dittamore retired as a partner of Ernst & Young after thirty-five (35) years of service. Mr. Dittamore brings over three decades of public accounting experience to the Board of Directors, primarily serving companies in the life sciences industry. Mr. Dittamore received his B.S. from San Diego State University. We believe Mr. Dittamore’s qualifications to sit on our Board of Directors include his thirty-five (35) years of experience with Ernst & Young, his experience in working with life sciences companies, his service on other public company boards and audit committees, and his status as a financial expert under Sarbanes-Oxley.

Donald W. Grimm (age 71)

Director since June 1998. Mr. Grimm has been a director of Hamilton BioVentures, LLC since August 2001. Since June 1995, Mr. Grimm has served as Chairman and President of Strategic Design, LLC, a strategic planning and consulting company. Mr. Grimm retired from Eli Lilly & Company, a research-based pharmaceutical company, in December 1993 after twenty-three (23) years of service. Mr. Grimm held positions at Eli Lilly as Director of Worldwide Pharmaceutical Pricing, Director of Pharmaceutical Market Research and Director of Sales. Following these assignments, Mr. Grimm was President and CEO of Hybritech, Inc., a wholly owned subsidiary of Lilly. In addition, Mr. Grimm is currently a director of several private companies. Mr. Grimm received his B.S. in Pharmacy and his M.B.A. from the University of Pittsburgh. We believe Mr. Grimm’s qualifications to sit on our Board of Directors include his extensive knowledge of the Company’s business (notably with over a decade of experience with its predecessor entity, Invitrogen), his twenty-three (23) years of executive experience in the pharmaceutical industry, his marketing, pricing, and sales expertise, significant experience in corporate governance, and his service on other for-profit biotech company boards and board committees.

Craig J. Mundie (age 63)

Mr. Mundie serves as a Senior Advisor to the Chief Executive Officer for Microsoft Corporation, a worldwide leader developing, producing, marketing and supporting software for business, home and professional use including operating systems, languages and applications as well as books, hardware and CD-ROM products for the microcomputer marketplace.

Prior to his current role, Mr. Mundie served as Microsoft’s Chief Research and Strategy Officer, where he oversaw Microsoft Research, one of the world’s largest computer-science research organizations, and was responsible for Microsoft’s long-term technology strategy, directing a number of technology incubations. Mr. Mundie has also served as Microsoft’s Chief Technical Officer for advanced strategies and policy, working with Microsoft Chairman Bill Gates to develop the company’s global strategies around technical, business and policy issues. For more than a decade, Mundie has also been Microsoft’s principal technology-policy liaison to the U.S. and foreign governments, with an emphasis on China, India and Russia. He has served on the U.S. National Security Telecommunications Advisory Committee and the Markle Foundation Task Force on National Security in the Information Age. In April 2009 Mundie was appointed by President Barack Obama to the President’s Council of Advisors on Science and Technology.

Mr. Mundie started his career in 1970, working on operating-system development for the Data General NOVA at Systems Equipment Corp. (SEC) while still studying at Georgia Tech. SEC was subsequently acquired by Data General Corp., where Mr. Mundie went on to develop the INFOS data-management system. In 1977, Mr. Mundie moved to Data General’s advanced development facility in Research Triangle Park, N.C., ultimately becoming its director. In 1982, Mr. Mundie was one of three co-founders of Alliant Computer Systems Corp., which developed vector-parallel mini-supercomputers. He held a variety of positions at Alliant before becoming CEO.

Mr. Mundie received his B.S. in Electrical Engineering and a Master’s degree in Information Theory and Computer Science from Georgia Tech.

We believe Mr. Mundie’s qualifications to sit on our Board of Directors include his extensive executive experience in computer science research and strategy, which we think will become increasingly important to the Company as informatics plays a greater and greater role in life sciences research and clinical applications.

Ora H. Pescovitz, M.D. (age 56)

Director since April 2011. On May 11, 2009, Dr. Pescovitz became the University of Michigan’s first female Executive Vice President for Medical Affairs and Health System Chief Executive Officer. In this role, Dr. Pescovitz is responsible for the leadership and management of the Health System, which includes the University of Michigan Hospitals and Health Centers, the University of Michigan Medical School, clinical services of the University of Michigan School of Nursing and the Michigan Health Corp. As CEO of one of the nation’s leading research institutions, Dr. Pescovitz is responsible for oversight of $3 billion in revenue and a Medical School ranked 6th nationally in NIH funding awarded and with more than $481 million in total in research funding.

Prior to taking the University of Michigan post, Dr. Pescovitz had an extensive career serving as Executive Associate Dean for Research Affairs at Indiana University School of Medicine from 2000-2009, President and CEO of Riley Hospital for Children in Indianapolis from 2004-2009 and interim Vice President for Research Administration at Indiana University from 2007-2009. Dr. Pescovitz is a nationally recognized pediatric endocrinologist and researcher who has published 180 papers and books, and received numerous awards for her research and teaching. Most recently, the Endocrine Society named her the 2011 recipient of its prestigious Robert H. Williams Distinguished Leadership Award for her exceptional contributions to endocrinology through her leadership, teaching and research and her mentorship of trainees and associates. Dr. Pescovitz has served as President of the Society for Pediatric Research, the nation’s largest pediatric research organization, President of the Lawson Wilkins (North American) Pediatric Endocrine Society, chair of the March of Dimes Grants Review Committee, and a member of the Ad-Hoc Group for Medical Research Funding, the board of the Hormone Foundation, the board of the National Association of Children’s Hospitals and Related Institutions (NACHRI), and is currently on the board of the Children’s Miracle Network. Dr Pescovitz received her B.M.Sc. in the Honors Program in Medical Education at Northwestern University and her M.D. at Northwestern University Medical School. We

believe Dr. Pescovitz’s qualifications to sit on our Board of Directors include her extensive academic, business and medical experience in the health care fields and her service on non-profit boards.

Per A. Peterson, Ph.D. (age 68)

Director since March 2007. Dr. Peterson recently retired as Chairman, Research & Development, Pharmaceuticals at Johnson & Johnson. Dr. Peterson joined Johnson & Johnson in 1994 as Vice President, Drug Discovery, of the R.W. Johnson Pharmaceutical Research Institute. Dr. Peterson is also a Director for Entelos, Inc., a life sciences company focused on improving human health through predictive biosimulation, which he joined in 2007 and Bio Investment Group, each of which are privately held companies. Dr. Peterson was named Group Vice President of the Pharmaceutical Research Institute in April 1998 and its President in November 1998. In 2000, Dr. Peterson was named Chairman, Research & Development, Pharmaceuticals Group and became a member of the Executive Committee in 2001. Prior to joining Johnson & Johnson, Dr. Peterson spent eight (8) years at Scripps Research Institute in La Jolla, CA, where he headed the Division of Molecular Immunogenetics before being appointed Chairman of the Department of Immunology in 1987. Dr. Peterson had earlier served as Director of the Wallenberg Laboratory, as well as Professor of Cell Biology at the University of Uppsala, Sweden. Born in Kalmar, Sweden, Dr. Peterson received his B.M. in Medicine and his Ph.D. in Medicinal Biochemistry from the University of Uppsala, Sweden. We believe Dr. Peterson’s qualifications to sit on our Board of Directors include his extensive experience in pharmaceutical research and development, his executive experience in the pharmaceuticalindustry, and his academic and research experience.

The Board of Directors recommends a vote “FOR” the nominees named above.

Directors Continuing in Office

Class III

(Term Ends 2014)

Balakrishnan S. Iyer (age 56)

Presiding Director between April 21, 2004 and April 2006. Director since July 2001. Mr. Iyer is currently a Director of Skyworks Solutions, Inc., Power Integrations, Inc., IHS Inc., and Qlogic Corporation. From October 1998 to June 2003, he was Senior Vice President and Chief Financial Officer of Conexant Systems, Inc. Mr. Iyer previously served as Senior Vice President and Chief Financial Officer of VLSI Technology, Inc., where he was responsible for all worldwide financial functions, information technology and strategic planning. During his career, he has held a variety of other key management positions, including Finance Director and Group Controller for a $1 billion business at Advanced Micro Devices. Mr. Iyer received his B.S. in Mechanical Engineering from the Indian Institute of Technology, Madras and his M.S. in Industrial Engineering from the University of California, Berkeley. Mr. Iyer also received an M.B.A. in Finance from the Wharton School of Business. We believe Mr. Iyer’s qualifications to sit on our Board of Directors include his experience as a Chief Financial Officer, his service on other public company boards and audit committees, and his status as a financial expert under Sarbanes-Oxley.

Gregory T. Lucier (age 48)

Chief Executive Officer and Chairman of the Board at Life Technologies, a global biotechnology company with a presence in more than 180 countries. Ranked 9th among the world’s 50 most innovative companies, Life Technologies is a market leader in products and services that accelerate advancements in basic research and drug development, molecular diagnostics, 21st century forensics, regenerative science and agricultural research. Mr. Lucier fosters a culture of excellence and applies his more than 25 years of strategic management at Life Technologies in his endeavor to shape an era of personalized medicine in which researchers can efficiently read, write and edit DNA for humanity’s benefit. Mr. Lucier previously served as a corporate officer at GE Healthcare and on the Board of the Sanford Burnham Institute, and currently serves on the Board of Directors at Synthetic Genomics, Inc., CareFusion Corporation, Rady Children’s Hospital and the California Healthcare Institute. He received his B.S. in Engineering from Pennsylvania State University and an M.B.A. from Harvard Business School.

Ronald A. Matricaria (age 70)

Director since July 2004. Mr. Matricaria is the former Chairman and Chief Executive Officer of St. Jude Medical, Inc. Mr. Matricaria spent 23 years with Eli Lilly and Company, Inc., serving in several leadership roles. His last position was Executive Vice President of the Pharmaceutical Division of Eli Lilly and Company and President of its North American operations. He also served as President of Eli Lilly International Corporation. In 2002, he was recognized by the medical device industry with a lifetime achievement award. In addition, Mr. Matricaria is Chairman of the Board of Volcano Therapeutics, Inc., is a member of the board of directors of Phoenix Children’s Hospital, and is Trustee Emeritus of the University of Minnesota Foundation. Mr. Matricaria holds a B.S. from the Massachusetts College of Pharmacy and was awarded an Honorary Doctorate degree in Pharmacy in recognition of his contributions to the practice of pharmacy. We believe Mr. Matricaria’s qualifications to sit on our Board of Directors include his experience as the CEO of a prominent health care organization, his twenty-three (23) years of executive experience in the pharmaceutical industry, and his service on other public company boards and board committees.

David C. U’Prichard, Ph.D. (age 64)

Director since April 2004. Dr. U’Prichard currently serves as Chief Scientific Officer of BioMotiv LLC, the for-profit arm of the Harrington Project for Discovery and Development. From September 1999 to April 2003 he served as CEO of 3-Dimensional Pharmaceuticals, Inc. Dr. U’Prichard served as Chairman of Research and Development at SmithKline Beecham from July 1997 to March 1999. He served in senior R&D management positions at ICI/Zeneca from July 1986 to June 1997. Dr. U’Prichard has served as an Associate Professor of Pharmacology and Neurobiology at Northwestern University Medical School and has held academic appointments at The John Hopkins University, and the Universities of Maryland and Pennsylvania. He is an honorary Professor at the University of Glasgow. Dr. U’Prichard serves as Chairman of the Board of Cyclacel Pharmaceuticals Inc. (Berkeley Heights, NJ) and is a Director of Iroko Pharmaceuticals (Philadelphia, PA), Naurex, Inc. (Chicago, IL) and Angstrom Pharmaceuticals (San Diego, CA). Dr. U’Prichard received his B.S. in Pharmacology from the University of Glasgow and a Ph.D. in Pharmacology from the University of Kansas. We believe Dr. U’Prichard’s qualifications to sit on our Board of Directors include his extensive experience in pharmaceutical research and development, his executive and consulting experience in the pharmaceutical and biotechnology industries, his academic experience, and his service on other public company boards and board committees.

How often did the Board of Directors meet during 2012?

During the fiscal year ended December 31, 2012, the Board of Directors held eight meetings. Each current director serving on the Board in fiscal year 2012 attended at least 75% of the meetings of the Board and the committees on which he or she served. The independent directors on the Board meet in Executive Session, without any members of management present, at each regularly scheduled meeting. The independent directors elect a Presiding Director annually. Ronald A. Matricaria has served as the Presiding Director since 2011 and presided at eight Executive Sessions in 2012.

What are the Corporate Governance Principles adopted by the Board of Directors?

Our Corporate Governance Principles are designed to ensure effective corporate governance of the Company. Our Corporate Governance Principles cover topics including, but not limited to, director qualification criteria, director responsibilities (including those of the Presiding Director), director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning and the evaluations of the Board and its committees. Our Corporate Governance Principles are reviewed regularly by the Governance and Nominating Committee and revised when appropriate. The full text of our Corporate Governance Principles is available on the Investor Relations section of our website at ir.lifetechnologies.com. A printed copy may also be obtained by any stockholder upon request to our Investor Relations team at the following address: 5791 Van Allen Way, Carlsbad, CA 92008.

Does the Company have a written Code of Ethics?

Our Board adopted the Life Technologies Protocol to help ensure that our business is conducted in a consistently legal and ethical manner. The Protocol establishes policies pertaining to, among other things, employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, global anti-bribery regulations, antitrust laws and political activities and solicitations. All of our employees, including our executive officers, as well as the members of our Board, are required to comply with our Protocol. The full text of the Protocol can is available on the Investor Relations section of our website at ir.lifetechnologies.com. A printed copy may also be obtained by any stockholder upon request to our Investor Relations at the following address: 5791 Van Allen Way, Carlsbad, CA 92008.

The Audit Committee is responsible for reviewing and approving all amendments to the Protocol and all waivers of the Protocol for executive officers or directors, and providing for prompt disclosure of all amendments and waivers required to be disclosed under applicable law. We will disclose future amendments to our Protocol, or waivers required to be disclosed under applicable law from our Protocol for our principal executive officer, principal financial officer, principal accounting officer, and our other executive officers and our directors, on our website, www.lifetechnologies.com, within four (4) business days following the date of the amendment or waiver.

Who are the independent directors on the Board of Directors?

The Board has determined that, other than Gregory T. Lucier, our CEO, each of the members of the Board (including each nominee for election, and each director who is retiring, at this year’s Annual Meeting) is an independent director in accordance with NASDAQ listing standards and our Corporate Governance Principles.

What is the Company’s policy regarding attendance by the Board of Directors at the Annual Meeting of Stockholders?

Members of the Board are strongly encouraged to attend the 2013 Annual Meeting of Stockholders. At the 2012 Annual Meeting of Stockholders, ten of the incumbent directors were present.

What is the leadership structure of our Board of Directors?

Our Bylaws and Corporate Governance Principles provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure is in the best interests of the Company. Currently, Mr. Lucier serves as both Chairman of the Board of Directors and Chief Executive Officer. Our Board has determined that this structure is the most effective leadership structure for the Company at this time. The Board believes that Mr. Lucier is the director best situated to identify strategic opportunities and focus the activities of the Board due to his full-time commitment to the business and his company-specific experience. The Board also believes that the combined role of Chairman and Chief Executive Officer promotes effective execution of strategic imperatives and facilitates information flow between management and the Board.

Our Board has determined that maintaining the independence of the Company’s directors (other than Mr. Lucier), managing the composition and function of its committees, and appointing an independent Presiding

Director having the duties described below help maintain the Board’s strong, independent oversight of management. In accordance with our Corporate Governance Principles, our Board of Directors consists of a supermajority of independent directors (more specifically, all but Mr. Lucier are independent). These independent directors meet regularly in executive session without the presence of management or non-independent directors. In addition, our Audit, Compensation and Organizational Development, Governance and Nominating Committees, and Regulatory Oversight Committee, which oversee critical matters such as the integrity of our financial statements, the compensation of executive management, the selection and evaluation of directors, the development and implementation of corporate governance policies, and the oversight of the Company’s compliance with laws and regulations pertinent to the Company’s regulated businesses, each consist entirely of independent directors. Furthermore, our Board annually appoints an independent director to serve as Presiding Director. The Presiding Director has the responsibility of providing input to the Chairman and Chief Executive Officer on agenda items for meetings of the Board and the Board committees and of serving as a point person for stockholder communications with the Board. The Presiding Director presides over all executive sessions and meetings of the independent directors, defines the agenda for the executive sessions, gives feedback to the Chief Executive Officer following such executive sessions, serves as a point of leadership during special situations, ensures that all directors have an equal voice, and assists the Chairman or members of management in managing corporate crises, to the extent they arise, making related communications to the other directors. In addition to the Presiding Director, our other directors are encouraged to make suggestions for Board agenda items or pre-meeting materials.

What standing committees has the Board of Directors established?

The Board of Directors has established an Audit Committee, a Compensation and Organizational Development Committee, a Governance and Nominating Committee, a Regulatory Oversight Committee, and a Science and Technology Committee. Each committee operates under a written charter approved by the Board. The charter of each committee is available on the Investor Relations section of our website at ir.lifetechnologies.com, with exception of the Charter of the Regulatory Oversight Committee, which is scheduled for review by the Board of Directors during their April 2013 meeting (prior to the Committee’s first standing meeting) and will be available on our website promptly after approval of the final Charter. The Audit Committee consists of Mr. Dittamore, Mr. Adam, Mr. Iyer and Mr. Lorimier, and Mr. Iyer serves as the Chairman. The Compensation and Organizational Development Committee consists of Dr. Pescovitz, Mr. Grimm and Dr. U’Prichard, and Mr. Grimm serves as the Chairman. The Governance and Nominating Committee consists of Mr. Iyer, Mr. Dittamore, Mr. Matricaria, and Dr. Peterson, and Mr. Dittamore serves as the Chairman. The Regulatory Oversight Committee consists of Mr. Matricaria, Dr. Pescovitz, Dr. Peterson, and Dr. U’Prichard and Dr. U’Prichard serves as the Chairman. The Science and Technology Committee consists of Dr. Peterson, Mr. Grimm, Dr. Levine, Mr. Lorimier and Dr. U’Prichard, and Dr. Peterson serves as the Chairman.

Audit Committee.    The Audit Committee’s function is to review with our independent registered public accounting firm and management the annual financial statements and independent registered public accounting firm opinion, review and maintain direct oversight of the plan, scope and results of the audit by the independent registered public accounting firm, review and approve all professional services performed and related fees charged by the independent registered public accounting firm, be solely responsible for the retention or replacement of the independent registered public accounting firm, and monitor the adequacy of the Company’s accounting and financial policies, controls, and reporting systems. During 2012, the Audit Committee held seven meetings.

The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies the NASDAQ listing standards that govern audit committee composition and the Company’s Corporate Governance Principles, including the requirement that each audit committee member is “independent” under the NASDAQ listing standards and the applicable rules and regulations of the SEC. Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. Additionally, the Company certifies that it has, and will continue to have, at least one member of the Audit Committee that is defined as an “audit committee financial expert” as such term is defined by the SEC with past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Currently, the Board has determined that Raymond V. Dittamore and Balakrishnan S. Iyer are “audit committee financial experts.” Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee below.

Compensation and Organizational Development Committee.    The functions of the Compensation and Organizational Development Committee in 2012 included providing guidance to management and assisting the Board in matters relating to the compensation of the Board, CEO and senior executives, the organizational structure of the Company, the Company’s compensation and benefits programs, the Company’s succession, retention and training programs, and such other matters that have a direct impact on the success of our human resources. In addition, the Compensation and Organizational Development Committee has the authority to retain or replace its compensation consultant and any other advisors required by the Committee, and in evaluating the independence and performance of its compensation consultant and other advisors. During 2012, the Compensation and Organizational Development Committee held five meetings.

The Board and the Compensation and Organizational Development Committee believe that the Compensation and Organizational Development Committee’s current member composition satisfies the NASDAQ listing standards that govern committee composition and the Company’s Corporate Governance Principles, including the requirement that committee members are “independent” under the NASDAQ listing standards. In addition, the members of the Compensation and Organizational Development Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. In addition, members of the Compensation and Organizational Development Committee may not directly or indirectly receive any consulting, advisory, or compensatory fees from the Company other than their directors’ compensation and must not be affiliated with the Company except through their membership on the Board and its committees.

The Governance and Nominating Committee.    The functions of the Governance and Nominating Committee include leading any searches for new Board candidates and making recommendations to the Board regarding director nominees to be put forth by the Board at each annual meeting of stockholders. In addition, the area of corporate governance has taken on increasing importance in the creation and preservation of stockholder value. Therefore, the Governance and Nominating Committee focuses on core processes that the Board and its committees utilize to carry out their responsibilities, including fundamental issues such as how decisions are made. During 2012, the Governance and Nominating Committee held six meetings.

The Board of Directors and the Governance and Nominating Committee believe that the Governance and Nominating Committee’s current member composition satisfies the NASDAQ listing standards that govern committee composition and the Company’s Corporate Governance Principles, including the requirement that committee members are “independent” as that term is defined under the NASDAQ listing standards.

The Regulatory Oversight Committee.    The function of the Regulatory Oversight Committee is to oversee compliance efforts for laws and regulations relating to the U.S. Food and Drug Administration, U.S. Centers for Medicare and Medicaid Services, and comparable agencies in countries other than the U.S., as well as laws and regulations relating to healthcare compliance. A primary objective of the Committee is to foster open communication between the Committee and management of the Company with respect to regulatory and healthcare compliance matters. Each member of the Regulatory Oversight Committee is an “independent” director as that term is defined under the NASDAQ listing standards. During 2012, the Regulatory Oversight Committee held two meetings.

The Science and Technology Committee.    The Science and Technology Committee examines management’s direction and investment in the Company’s research and development and technology initiatives. The Science and Technology Committee functions as a broadly knowledgeable and objective group of scientists and non-scientists to consider and report periodically to the Board on matters relating to the investment in the Company’s research and development and technology initiatives. The Science and Technology Committee’s actions are generally related to high-level policy and strategy. The administration of the research and development function remains the responsibility of management. Each member of the Science and Technology Committee is an “independent” director as that term is defined under the NASDAQ listing standards. During 2012, the Science and Technology Committee held four meetings.

What is the Board’s Role in Risk Oversight?

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, management and mitigation strategies. The Board has developed an agenda of risk topics that are presented to the Board or one of its Committees on an annual basis. When a Committee receives such a report, the Chairman of the Committee discusses the report with the full Board during the next Board meeting. This practice enables the Board and its Committees to coordinate risk oversight for the Company, particularly regarding the interrelationship among various risks. Consistent with its charter, the Audit Committee discusses our policies with respect to risk assessment and risk management. The Compensation and Organizational Development Committee and the Board each discuss the relationship between our compensation policies and corporate risk to assess whether these policies encourage excessive risk-taking by executives and other employees. The Regulatory Oversight Committee and the Board will discuss the various laws and regulations pertaining to our regulated businesses and their associated risks.

How were the director nominees for election at the 2013 Annual Meeting of Stockholders chosen?

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an Annual Meeting of Stockholders if the stockholder complies with the advance notice, information and consent provisions contained in the Company’s Bylaws. The Company’s Bylaws are available publicly on the Investor Relations section of our website at ir.lifetechnologies.com. In addition, the Governance and Nominating Committee will consider for inclusion in its nominations of new directors those nominees recommended by stockholders who have held at least 1% of the outstanding voting securities of the Company for at least one year and who satisfy the notice, information and consent provisions set forth in our Bylaws. Board candidates referred by such stockholders will be considered on the same basis as Board of Directors candidates referred from other sources. Any stockholder who wishes to recommend for the Governance and Nominating Committee’s consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate’s name and qualifications in writing to the Company’s Secretary at the following address: 5791 Van Allen Way, Carlsbad, CA 92008.

The Governance and Nominating Committee has recommended that each of George F. Adam, Jr., Raymond V. Dittamore, Donald W. Grimm, Craig J. Mundie, Ora H. Pescovitz, M.D. and Per A. Peterson, Ph.D. be nominated by the Board for election to the Board at the Annual Meeting of Stockholders.

When selecting non-incumbent candidates and reviewing the qualifications of incumbent candidates for the Board, the Governance and Nominating Committee considers the Company’s Corporate Governance Principles, which include the following:

•

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. They must be actively engaged in the pursuit of information relevant to the Company’s business and must constructively engage their fellow Board members, the CEO, and other members of management in dialogue and decision making.

•

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

Our Corporate Governance Principles also specify that our Board should represent a diverse experience at policy-making levels in business and technology in areas that are relevant to our global activities. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

A supermajority of at least two-thirds of the directors will be independent directors as defined in the NASDAQ listing standards and our Corporate Governance Principles. Directors who do not meet these independence standards also make valuable contributions to the Board and to the Company through their experience and wisdom.

In general, to be considered independent under the NASDAQ listing standards and our Corporate Governance Principles, the Board must determine, among other things, that a director does not have any relationships that, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board will make an affirmative finding with respect to the independence of directors not less frequently than annually. The Board has determined that other than Mr. Lucier, the Company’s CEO, each of the current members of the Board, including the current nominees for director, are independent directors.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of Life Technologies’ financial reporting, internal controls and audit functions. As described in the Audit Committee Charter, which is available on the investor relations section of our website at ir.lifetechnologies.com, the Audit Committee has oversight responsibilities to stockholders, potential stockholders, the investment community, and other stakeholders related to the:

•	integrity of the Company’s financial statements;

•	financial reporting process;

•	systems of internal accounting and financial controls;

•	performance of the Company’s internal audit function and independent registered public accounting firm;

•	independent registered public accounting firm’s qualifications and independence; and

•	compliance with ethics policies and legal and regulatory requirements.

The Audit Committee is composed solely of independent directors as required by the SEC and defined by the NASDAQ listing standards.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of Life Technologies’ financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and Ernst & Young LLP.

During 2012, the Audit Committee met on seven occasions. The Audit Committee provided oversight of management’s assessment of the adequacy of Life Technologies’ internal control over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Committee received periodic updates from management and Ernst & Young LLP relating to such assessment. The Audit Committee held regular private sessions with Ernst & Young LLP to discuss their audit plan for the year, the results of their quarterly reviews, and the annual audit.

The Audit Committee provided oversight on the Company’s policies and procedures relating to risk assessment and risk management and on the legal and regulatory compliance programs. The Committee received periodic reports on these matters throughout the year.

Life Technologies has an internal audit department that reports directly to the Audit Committee. The Audit Committee provided oversight on the internal audit plan developed by the internal audit department and received regular updates on internal audit activity.

The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Ernst & Young LLP. In addressing the quality of management’s accounting judgments, the Audit Committee asked for management’s representations and reviewed certifications prepared by the CEO and CFO that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition and results of operations of the Company.

Based on the review of the consolidated financial statements and discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Life Technologies’ Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

AUDIT COMMITTEE

Balakrishnan S. Iyer, Chairman

George F. Adam

Raymond V. Dittamore

Bradley G. Lorimier

PRINCIPAL ACCOUNTING FEES AND SERVICES

In connection with the audit of the 2012 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP has performed audit services for the Company.

The following table sets forth the aggregate fees agreed to by the Company for the annual and statutory audits for the fiscal years ended December 31, 2012 and 2011, and all other fees paid by the Company during 2012 and 2011 to its independent registered public accounting firm, Ernst & Young LLP:

	For the Years Ended December 31,
(In thousands)	2012	2011
Audit Fees	$4,240	$ 4,885
Audit-Related Fees	$678	265
Tax Fees	$831	1,163
All Other Fees	$ -	$ -

Total	5,749	$ 6,313

The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young LLP is compatible with maintaining the independence of the independent registered public accounting firm. The fees listed under “Audit Fees” above were incurred for service related to the annual audit of the Company’s consolidated financial statements, including the audit of internal control over financial reporting, reviews of the Company’s interim consolidated financial statements on Form 10-Q, SEC registration statements, accounting consultations and services that are normally provided in connection with statutory and regulatory filings and engagements. The fees listed under “Audit-Related Fees” above were incurred for services related to mergers and acquisitions, including accounting consultations, dispositions and benefit plan audits. The fees listed under “Tax Fees” above were incurred for service related to federal, state and international tax compliance, tax advice and tax planning.

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all non-audit services to be provided by Life Technologies’ independent registered public accounting firm, Ernst & Young LLP. In addition, the Audit Committee pre-approves all audit and audit related services provided by Ernst & Young LLP. The Audit Committee has delegated to the chairman of the Audit Committee the ability to pre-approve non-audit services. Such pre-approval is later reported to the Audit Committee. A further discussion of the fees paid to Ernst & Young LLP for audit and non-audit expenses is included above under the heading “PRINCIPAL ACCOUNTING FEES & SERVICES.”

***************

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The Compensation and Organizational Development Committee of the Company’s Board of Directors (the “Committee”) is composed of the following three Board members: Donald W. Grimm, who serves as Chairperson, Ora H. Pescovitz, M.D., and David C. U’Prichard, Ph.D. The members of the Committee are non-employee directors as defined under Rule 16b-3 of the Exchange Act, independent directors as defined under the NASDAQ rules and outside directors within the meaning of Section 162(m) of the Internal Revenue Code and applicable regulations.

The Committee’s primary responsibility is to develop high-level policies, strategy and guidance related to the Company’s executive compensation, benefits, and succession planning. As part of its duties and responsibilities, the Committee oversees and approves all aspects of the executive compensation program for the Company’s Section 16 officers (the “executive officers”), including the following 2012 Named Executive Officers (“NEOs”):

•	Gregory T. Lucier, Chairman & Chief Executive Officer (“CEO”)
•	Mark P. Stevenson, President & Chief Operating Officer (“COO”)
•	Ronald A. Andrews, President Medical Sciences
•	David F. Hoffmeister, Chief Financial Officer (“CFO”)
•	Peter M. Leddy, Ph.D., Chief Human Resources Officer (“CHRO”)

For a more detailed description of the Committee’s duties and responsibilities, refer to the Compensation and Organizational Development Committee Charter, which is located on the Investor Relations section of our website at ir.lifetechnologies.com.

Executive Summary

Pay-for-Performance Highlights and Response to Say-on-Pay Vote

The Company realized total shareholder return (“TSR”) during 2012 of 26%. This compares to about 13% for the S&P 500, 16% for the NASDAQ, and 20% for Peer Group Companies (as defined below) at the median used to make compensation decisions for executive officers in 2012.

The Company conducted its first “say-on-pay” vote in 2011, receiving “FOR” votes from more than 93% of shares cast. The second say-on-pay vote in 2012 resulted in “FOR” votes from about 77% of shares cast. Despite the reduction in affirmative votes, 2012 was a year in which the Company consciously increased its stockholder outreach. In 2012, the Committee instructed management (excluding the CEO) to contact several stockholders to seek their input regarding the Company’s executive compensation practices, policies, and pay levels. As a result of an aggressive stockholder outreach program that started in late 2011 and continued until the 2012 annual meeting, management held discussions with about 60 stockholders who represent more than 52% of the Company’s common shares outstanding.

We value the views of our stockholders, and we will continue to consider their feedback and the results of future say-on-pay votes when making compensation decisions and designing executive compensation programs for the named executive officers.

During these calls, stockholders provided feedback to management on a variety of topics ranging from the annual and long-term incentive plan designs, overall compensation levels of the named executive officers, the CEO’s employment agreement, and overarching philosophies regarding executive compensation decision making and governance. Stockholders provided direct feedback on how the Company’s executive compensation programs could more directly align with stockholders’ interests. Stockholders appreciated the ability to engage in discussions and the Company’s willingness to take their input to help shape the executive compensation programs in the future.

In part based on this stockholder feedback, the Committee made several changes during 2012 to our executive compensation program. These include:

•	reducing the reliance on restricted stock units from 100% of the total long-term incentive award value to 50%, and realigning the remaining 50% into performance-based delivery vehicles;

•

introducing a performance-based cash component of the 2012 long-term incentive award that funds based on the Company’s return on invested capital (“ROIC”) and revenue growth over three years (this aligns with the Company’s balanced capital deployment strategy, in which the Company allocates approximately 50% of its free cash flow to tuck-in acquisitions/capital investment and returns 50% of cash to stockholders – $635 million in actual share buybacks executed during 2012 was well above our target);

•

removing two large pharmaceutical companies from the Peer Group Companies list used to make compensation decisions for executive officers in 2013, with plans to make similar adjustments in future years (but continue to utilize regression analysis to neutralize differences in Peer Group Company size); and

•	deciding not to make 2012 base salary adjustments for two named executive officers (the Chief Executive Officer and the Chief Operating Officer), normally scheduled to occur in April 2012.

As a result of the insightful information stockholders provided the Committee in 2011 and 2012, the Committee instructed management to continue discussions with stockholders in early 2013. The purpose of these discussions was to review executive compensation changes in 2012, review additional changes stockholders believe would continue to increase the alignment of executive and stockholder interests, and answer stockholder questions regarding the Company’s executive compensation practices and philosophies. Management (excluding the CEO) held discussions in January 2013 with stockholders representing more than 50% of the Company’s common shares outstanding. After reviewing this stockholder feedback at its February 2013 meeting, the Committee decided to make additional changes to the long-term incentive program for the April 2013 award provided to executive officers. These include:

•

rebalancing the mix of long-term incentive compensation to 50% in time-vesting restricted stock units, 25% in a performance-based three-year cash incentive, and 25% into a new three-year performance-based restricted stock unit plan;

•	continuing the performance-based cash incentive funding metrics that were introduced for the 2012 award (return on invested capital (“ROIC”) and revenue growth); and

•

for the new performance-based restricted stock unit plan, TSR of LIFE stock relative to the S&P 500 Healthcare Index during 2013-2015 will determine the number of restricted stock units that actually vest in March 2016.

The Committee made these changes for 2013 to more directly align stockholder returns with the compensation received by executive officers.

In addition to these changes, the Committee reviews the CEO’s realizable compensation for each fiscal year (defined as annual base salary paid plus annual bonus payouts, the value of exercised/unexercised stock options, and the value of vested/unvested RSUs) based on the Company’s year-end stock price. The Committee utilizes this information when making decisions regarding the CEO’s compensation to ensure his rewards are aligned with the value received by the Company’s stockholders. The graph below illustrates a high correlation between the Company’s annual TSR and the CEO’s annual realizable compensation.

2012 Operating Performance Highlights

Fiscal 2012 continued to be a tough business environment for the entire industry, with a weakened macro economy and uncertainty in National Institutes of Health (NIH) funding in the U.S. In addition, the Company overcame nearly $130 million in one-time headwinds to grow non-GAAP earnings per share (EPS) by 7.3% compared to 2011 through a combination of new product introductions, expansion into high-growth markets and regions, strategic capital deployment, targeted tuck-in acquisitions, and solid discretionary cost controls. Operating highlights during 2012 included:

•

launching hundreds of innovative products, including the Ion Proton® System, a platform whose speed, ease of use and affordability will democratize genome sequencing, and Pervenio™ Lung RS test service, the first-of-its-kind molecular test to identify early stage lung cancer patients who have a high risk of reoccurrence following surgery;

•

building the foundation for our Medical Sciences business through the strategic acquisition of Navigenics, Pinpoint Genomics and Compendia, and by entering into strategic diagnostic partnerships with Bristol-Myers Squibb and VelaDx;

•	increasing our footprint in high-growth and emerging markets through the acquisition of distributors in China;

•

expanding our geographic footprint outside the U.S., including announcing our intent to build a new manufacturing facility in Scotland to support the rising demand of GIBCO® cell culture products used for biological drug research, development and production, completing our instrument center of excellence in Singapore, and our DNA testing kit manufacturing facility in Beijing;

•	becoming the first life science company to move “off the grid” and be powered by our own fuel cell system; and

•

receiving numerous national and industry awards, including the prestigious international Red Dot award for the Ion Proton® System’s design, as well as recognition on IndustryWeek’s Top Ten Best Plants list for 2011 (awarded in 2012 for our Austin facility) and Technology Review’s Top 50 Innovative Companies list.

Executive Compensation Highlights

The compensation awarded to our NEOs for 2012 reflected the foregoing financial and operational results and the Committee’s overall compensation philosophy:

•

Market-aligned Base Salary: Individual merit increases effective April 1, 2012, for the NEOs (excluding Mr. Andrews, who was hired in January 2012 and did not receive an April merit increase) averaged 1.34% (ranging from 0 to 3.4%), primarily driven to align individuals more closely to the market and recognize individual contributions to Company results. Base salary levels approximate the 65th percentile of the competitive market for the CEO and generally range between the 50th and 75th percentile of the competitive market for all other NEOs.

Messrs. Lucier and Stevenson did not receive a base salary adjustment for 2012 as a result of the Company’s performance during 2011 and the Committee’s view that their base salaries relative to the competitive market for peer executives were already consistent with our pay positioning philosophy. These base salary adjustments would have normally occurred April 1 in conjunction with the normal merit increase process.

•

Performance-based Annual Bonus Payouts: Based on overall Company performance in 2012 relative to performance goals, the Committee funded the 2012 Incentive Compensation Plan (ICP) at 100% of the NEOs’ target ICP awards. As reflected in the following chart, the Company’s annual TSR has historically been highly correlated with the funding of its annual bonus plan for executive officers.

The Committee awarded actual 2012 ICP payouts based on its assessment of individual performance and contribution to the results during 2012, resulting in payouts (expressed as a percentage of their target payout) of 120% for the CEO and an average of 111% for all other NEOs.

•

Shift in 2012 Toward Increased Performance-based Compensation: The Committee retained Mr. F. Daniel Siciliano from Stanford University during 2011 to help further align executive compensation with company performance. As a result of its work with Mr. Siciliano, combined with input from a significant number of stockholders during 2011 and early 2012, the Committee modified its approach to long-term incentive (LTI) compensation, effective with the April 2, 2012 annual award by:

¡

delivering LTI through a combination of time-vesting RSUs (50% of the total award value), stock options (25% of the total award value), and a three-year performance cash plan (25% of the total award value); and

¡

aligning the performance cash plan payout to the achievement of specific ROIC and revenue growth targets established by the Committee. The Committee selected these two metrics because it believes management should be incentivized to (i) make capital deployment decisions where the ROIC exceeds the Company’s weighted average cost of capital, and (ii) produce consistent revenue growth results. The Committee also believes these two metrics are key drivers of stockholder value.

The Committee considers stock options and the performance cash plan to be “performance-based” long-term incentive vehicles and, as a result, increased the weight of performance-based LTI to 50%

in 2012. This change increases the alignment of executive officers with stockholders through the award of stock options, while also holding management accountable for specific ROIC and revenue growth targets over a long period.

•

Total Direct Compensation Heavily Weighted Towards Variable Compensation Elements: The charts below illustrate the 2012 compensation mix among base salary, target bonus opportunity under the 2012 ICP, and actual 2012 LTI awards for the CEO and the other NEOs. As illustrated below, 90% of the CEO’s compensation is variable and at-risk, while 81% of the compensation delivered to other NEOs is variable and at-risk.

Additionally, as evidenced by the charts above, in 2012 we continued to deliver approximately 75% of our CEO’s target total direct compensation in the form of long-term incentive awards (64% for the other NEOs), the ultimate value of which is entirely dependent on our long-term success and stockholder return, further linking NEOs’ interests with those of our stockholders.

•

CEO Pay for Performance Alignment: The Committee reviews how institutional stockholders and other organizations calculate the alignment of CEO compensation to Company performance. The Committee accepts that there are multiple ways this analysis can be performed, that results can and do vary dramatically, and that results are highly sensitive to assumptions used (e.g., realized value vs. grant value, target bonus vs. actual bonus, peer group selection, timing of awards and payouts, fiscal year end dates, etc.). The Committee believes one appropriate CEO pay-for-performance analysis compares the Company’s TSR and CEO target total direct compensation over one and three years (weighted 40% and 60%, respectively) to that of Peer Group Companies (as defined below).

This analysis for the period ending December 31, 2012, demonstrates that the CEO’s total direct compensation relative to the Peer Group Companies was positioned at approximately the 46th percentile, while the Company’s performance (as measured by TSR) was at the 28th percentile. The Committee believes this percentile differential is appropriate and acceptable given the competitiveness of the industry, overall leadership provided by the Company’s CEO, and more recent stock price performance. However, the Committee also recognizes stock prices fluctuate regularly. This, in turn, can have a material impact on any pay for performance point-in-time analysis. For example, the Company’s closing stock price on December 31, 2012 was $49.03, but it increased to $53.89 ten trading days later (a 9.91% increase).

Recent Corporate Governance Improvements

In recent years, the Committee made numerous changes to the Company’s executive compensation practices to align them more closely with stockholders’ interests. While the Company’s core compensation program has remained relatively consistent from year to year, the Committee recently approved the following changes:

•

New Compensation Consultants - engaged two new independent consultants to assist the Committee with designing the executive compensation program, evaluating CEO performance, and making executive compensation determinations;

•	Compensation Recovery Policy - implemented a compensation recovery policy covering all employees;
•	Elimination of Tax Gross-Ups - eliminated excise tax gross-ups in change-in-control agreements for newly appointed executive officers;
•	Stock Ownership Guidelines - implemented meaningful stock ownership guidelines for all executives at or above the VP level;
•	Limited Perquisites - limited the use of executive benefits and perquisites (for which no tax gross-ups are provided);

•	Froze Pension Plans - froze future benefit accruals under a supplemental executive retirement plan (SERP); and
•	Anti-Stock Pledging Policy - implemented a new policy in December 2012 that prohibits executive officers from pledging Company stock as collateral.

Executive Compensation Philosophy and Objectives

The Committee established an executive officer compensation philosophy for the primary components of pay (base salary, annual bonus, and long-term incentives). The Committee targets each component above the median of competitive market data (as discussed below) in recognition of the Company’s long-term performance relative to its peer companies measured by revenue growth, net income growth, and other financial and operational indicators. While the Committee reviews the Company’s performance relative to its peer companies across multiple metrics and time frames each year, it does not rely on any single metric to make compensation decisions. This philosophy and pay positioning also recognize the need to attract the best industry talent to deliver on the Company’s long-term growth goals. The Committee reviews this philosophy regularly and will make adjustments in the future if the Company’s performance relative to peer companies or its business strategy dramatically changes. No dramatic changes occurred that caused the Committee to revise its philosophy when it was last reviewed in April 2012.

The Committee employs the following core principles to guide its decisions regarding executive compensation. These principles are considered individually and as a group when making compensation decisions. Specific weights are not assigned to individual core principles.

•

Align Pay and Performance: The Committee’s intent is to structure executive compensation programs to reward executive officers who exhibit strong performance in their roles and help enable the Company to meet its ultimate goal of increasing stockholder value. The alignment of executive compensation to business dynamics may, on a year-to-year basis, result in different components of compensation being utilized to ensure executive officers remain focused on executing the Company’s business strategy. The Committee seeks to align compensation-related performance goals to the Company’s short-, mid-, and long-term strategies. The Committee measures performance against these goals to help facilitate the determination of compensatory rewards for past performance and align future performance goals with the appropriate compensation opportunities.

•

Pay Competitively: The Committee believes overall compensation should be set at a competitive level to attract, motivate and retain exceptional leadership talent that is capable of effectively managing the Company both today and through the course of its anticipated future growth. The Committee utilizes benchmark data, which is explained in more detail below, as a reference point in its determination of the types and amount of compensation paid to the NEOs and other executives.

•

Stock Ownership: The Committee believes executive officers will make better decisions and align their interests with those of the Company’s stockholders if they are required to maintain a certain level of stock ownership. As a result, the Committee has established meaningful stock ownership guidelines for executive officers, and it provides a portion of an executive officer’s total compensation in the form of equity-based long-term incentives.

Primary Elements of the Company’s Executive Compensation Program

In making compensation determinations for the NEOs, the Committee primarily focuses on three compensation elements: base salary, annual bonuses under the ICP, and long-term incentives. The table below provides an overview of these elements:

Compensation Element	Purpose	Key Considerations
Base Salary	•Provides a fixed amount of cash compensation based on Company and individual performance, job scope, experience, and competitive market for talent	•NEOs are eligible for annual merit increases in conjunction with the Company’s annual compensation planning cycle
Incentive Compensation Plan (ICP)	•Motivates and rewards fiscal year contribution to Company performance and individual performance against goals and objectives

•Committee approves overall funding

  level based on performance relative

  to corporate net income goals

•Committee approves NEO payouts

  based on individual performance

•Funding aligned to the Company’s

  overall performance during the fiscal

  year

Long-term Incentives (LTI)	•Aligns compensation with the creation of stockholder value •Increases executive stock ownership •Serves as a key retention device

•Deliver at least 50% of LTI annual

  award value in performance-based

  vehicles

•Annual awards allow executives to

  accumulate an ownership stake in the

  Company over time

•Options generally vest ratably over

  four-years

•RSUs generally vest ratably over

  three or four years

•Performance-based cash and equity

  awards are paid/vested on targets

  measured over a three-year period

Base Salary

Base salary ranges are established for each executive officer based on competitive market data. The salary range midpoint is set at the 65th percentile of the comparator group market data. The midpoints are set at this level to ensure the Company can attract the best talent to drive stockholder value in a very competitive environment. To be paid at or above the midpoint, an executive officer must have consistently performed at an exceptional level and displayed behaviors that have significantly impacted the Company’s growth and success. The Committee also believes the entire salary range should be utilized to recognize differences in individual performance and contribution. As a result, individual base salaries may be higher or lower than the 65th percentile of the applicable comparator group market data, depending on various factors, including performance, skill level, prior experience and expertise, consistency regarding pay levels for similar positions or skill levels within the Company, the need to attract and retain talent, and external market conditions.

Annual Bonus - Incentive Compensation Plan

Executive officers participate in an annual bonus plan known as the Incentive Compensation Plan (ICP). The Committee establishes an individual ICP target bonus opportunity for each executive officer expressed as a percentage of his or her base salary. Target bonus percentages are established at the beginning of the fiscal year based on a review of:

•	competitive market data for both target bonus opportunity and target total cash opportunity;

•	each executive officer’s role, including their ability to impact the Company’s overall performance; and
•	the Committee’s assessment of internal pay equity among the executive officers.

The Committee’s philosophy is to provide an ICP target bonus opportunity for the Company’s executive officers approximating the 75th percentile of the applicable comparator group market data. The ICP target bonuses are set at this level to ensure the Company can attract the best talent to drive stockholder value in a very competitive environment. Some executive officers’ ICP target bonus may be different from the 75th percentile of the appropriate benchmark data, since all employees at the same level have the same ICP target bonus percentage.

The Committee then selects ICP performance metric(s) that are closely aligned with both the Company’s short-term strategy and its long-term objective of creating sustainable stockholder value. For 2012, the Committee selected pro-forma net income as its sole funding metric under the ICP because it believes that pro-forma net income is a good indicator of value creation. The Company’s definition of net income for ICP purposes is non-GAAP net income (pro-forma) recorded on the year-end financial statements, excluding the effect of currency fluctuations in revenue and costs and the financial impact of acquisitions / divestitures approved by the Committee. The ICP “funded” amount is determined by the Committee, but is guided by actual non-GAAP net income results relative to goals established by the Committee at the beginning of a fiscal year. The Committee reviews and retains the authority to modify the CEO’s recommendations for executive officer ICP payouts based on individual performance and contribution toward the Company’s results during the fiscal year. For a more complete definition of non-GAAP net income (pro-forma) and a reconciliation of such measure to GAAP net income, please refer to ir.lifetechnologies.com.

Long-Term Incentives (LTI)

The Company’s long-term incentive plan is designed to align the financial interests of stockholders directly with executive officers by focusing the executive officers on the sustainable creation of stockholder value.

Determining LTI Award Levels. The Committee’s philosophy is to target an economic value for LTI awards to executive officers that approximate the 65th percentile of the competitive market data. The target LTI award values are set at this level to ensure the Company can attract the best talent to drive stockholder value in a very competitive environment. The Committee reviews grant ranges for executive officers with the midpoint of the range aligned to this strategy. The Committee then reviews the CEO’s recommendation for individual grants to executive officers based on his assessment of individual performance and potential contribution to the Company’s future success. In addition to taking into account the CEO’s recommendations, the Committee decides the final award level for each executive officer based upon:

•	an assessment of individual performance during the prior fiscal year and potential for future contribution;
•	current retention value associated with each executive officer’s outstanding unvested LTI awards;
•	the potential impact on stockholder dilution;
•	the future impact on the Company’s financial statements; and
•	internal equity considerations.

Stock Option Awards.  The Committee views stock options as a “performance-based” long-term incentive award mechanism, since the stock options have no value to an employee unless the stock price increases above the exercise price. Any stock options awarded to employees have an exercise price equal to the closing price of the Company’s common stock on the NASDAQ market on the date of grant. Stock options generally vest ratably over four years following the grant date and have a 10-year total exercise term.

Restricted Stock Unit Awards.  The outstanding restricted stock units granted prior to 2011 fully (“cliff”) vested on the third anniversary of the grant date. Restricted stock units granted on or after April 1, 2011, will generally vest annually in 25% annual increments over four years from the date of grant. The Committee believes the change to this vesting schedule provides added retention value to awards and more closely aligns with practices among the industry peer companies.

Performance Cash Award.  Beginning in 2012, the Committee introduced performance-based cash awards to increase the weight of performance-based LTI delivery vehicles and further align executive officers with stockholders. The performance cash awards are earned based on performance against pre-established ROIC and revenue growth targets over a three-year period.

Pay Mix.  The Committee strives to achieve an appropriate mix between cash compensation and LTI awards to meet its compensation objectives. The Committee maintains a certain degree of flexibility in making its compensation decisions and does not base such decisions on rigid policies allocating compensation between long-term and short-term compensation, nor cash and non-cash compensation. However, the Committee believes it is in the best interest of stockholders to align more than 50% of an executive officer’s compensation to long-term compensation programs. This philosophy minimizes short-term risk taking and aligns executive officers’ compensation with the quality of their long-term decision-making.

NEOs’ compensation levels reflect each executive’s varying roles and responsibilities. As a result of the Committee’s assessment of the CEO’s role and responsibilities with the Company, there is a significant differential between his compensation and that of the other NEOs.

Executive Compensation Processes

The Committee is ultimately responsible for decisions relating to executive officers’ compensation; however, the Committee considers recommendations from and discusses decisions with its external consultant and the management team.

Role of the Committee

The Committee has responsibility for overseeing all forms of compensation for executive officers, including the NEOs. In establishing executive compensation, the Committee:

•	collaborates with management in developing a compensation philosophy for executive officers and broad-based employee groups;
•	makes recommendations to the Board regarding the CEO’s compensation;
•	evaluates and approves all compensation for other executive officers;
•	engages the services of independent external advisers when appropriate;
•	oversees all employee compensation and benefit programs (including the general employee benefit programs, equity incentive plans, annual bonus plan, and other similar plans); and
•	provides guidance to management regarding organizational structure, succession planning, retention strategies, and leadership development programs.

During 2012, the Committee held five meetings and frequently met in executive session. The Committee Charter is reviewed periodically and was most recently revised effective April 2012.

Role of Consultants

For compensation actions that occurred in early 2012, the Committee retained Towers Watson exclusively for executive compensation benchmark data derived from published surveys. The Committee also retained Mr. F. Daniel Siciliano, an independent compensation consultant, to advise on matters related to CEO compensation, executive compensation design, and strategies for improving the alignment of pay and performance. Mr. Siciliano is the Faculty Director for the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford Law School. He is a noted authority on executive compensation and corporate governance. He also assists the Committee on selecting the most relevant and appropriate industry peer group for purposes of benchmarking executive compensation, and he reviews competitive analysis and recommendations regarding the annual use of stock compensation, bonus plan design, and executive benefits and perquisites. Mr. Siciliano is available to the Committee to attend meetings, offer an independent perspective, and provide an environmental overview of executive compensation matters.

The Committee also retained an external adviser, Julie A. Wolf, Ph.D., from RHR International LLP, to gather feedback from each of the CEO’s direct reports in January 2013 on their perspectives regarding the CEO’s performance during the prior year. See “Determining 2012 Compensation for the CEO” below for more detail.

Role of Management

The Committee has full access to the management team for assessing and taking action on executive compensation matters. The Chief Human Resources Officer and the Vice President of Global Compensation and Benefits work closely with the CEO to develop management’s recommendations and perspective on the alignment of executive compensation with the business strategy. The CFO, Chief Legal Officer, and their respective teams regularly attend Committee meetings and are involved in providing input to the Committee.

The CEO presents recommendations to the Committee for specific executive officer compensation actions (other than his own), which include:

•	individual performance assessments relative to previously approved performance goals and objectives; and
•

recommendations for base salary adjustments, bonus awards, and long-term incentive awards aligned to these performance assessments – taking into consideration internal equity, retention needs, and the Company’s short-, mid-, and long-term strategies.

Management provides other information to the Committee to assist in its analysis and decision-making process, including:

•	recommendations for the design of short- and long-term incentive plans;
•	tally sheets;
•	stock ownership and LTI retention levels;
•	current events and trends in executive compensation; and
•	the impact of compensation and benefit programs on the Company’s financial statements.

Use of Competitive Market Data

The Committee periodically reviews competitive market data as a reference point when considering compensation actions. Several other data points are used in addition to market data, including:

•	individual performance and relative contribution to the Company’s performance;
•	overall Company and business unit performance;
•	impact on the Company’s financial statements;
•	an executive officer’s role, responsibilities, and demonstrated leadership;
•	the Company’s need to retain the executive; and
•	internal equity among the entire senior management team.

The Committee reviews compensation data for comparable companies provided by Towers Watson. For its decisions in early 2012, the Committee selected an appropriate peer group of companies (the “Peer Group Companies”) based on business strategy, comparable revenue size, market capitalization, revenue growth, industry, global reach and its view of organizations against which the Company competes for top talent. The Company has a wide portfolio of products and operates in many markets and segments; therefore, the Committee worked in conjunction with Mr. Siciliano to review and validate the companies included in the peer group. These companies are used to create a custom cut of survey data to ensure benchmarking information is current and based solely on the Company’s peer group.

Specifically, the Committee used data from the following companies that Towers Watson compiled from its Towers Watson Executive Compensation Survey to benchmark and evaluate the compensation of NEOs and all other executive officers, relative to the market for 2012 compensation decisions.

Peer Group Companies Used for 2012 Compensation Decisions (1)

Abbott Laboratories

Agilent Technologies Inc.

Alcon Inc.

Allergan, Inc.

AstraZeneca PLC

Baxter International Inc.

Beckman Coulter, Inc.

Biogen Idec, Inc.

Boehringer Ingelheim

Boston Scientific Corp.

Cardinal Health

CareFusion Corp.

Celgene Corp.

Covance

Covidien PLC

DENTSPLY International Inc.

Eli Lilly and Co.

Forest Laboratories, Inc.

Genzyme Corporation

Gilead Sciences Inc.

Glaxosmithkline PLC

Hospira, Inc.

IDEXX Laboratories Inc.

Johnson & Johnson(1)

Medicines Company

Medtronic Inc.

Novartis

Novo Nordisk

PerkinElmer Inc.

Pfizer Inc. (1)

Quintiles Transnational Corp.

Roche Diagnostics

Sanofi-Aventis

Shire PLC

Sigma Aldrich Corp.

Stryker Corp.

Takeda Pharmaceuticals

Thermo Fisher Scientific Inc.

Vertex Pharmaceuticals Inc.

VWR International

Watson Pharmaceuticals Inc.

(1)

The Committee removed Pfizer Inc. and Johnson & Johnson from the list used to make compensation decision for executive officers in 2013, and plans to make similar adjustments in future years. The Committee will continue to utilize regression analysis to neutralize differences in Peer Group Company size.

Determining 2012 CEO Compensation

The CEO developed his goals and objectives for 2012 in collaboration with the Board of Directors in December 2011. These goals and objectives were established primarily as a result of the Company’s operating plan for 2012, but also included non-financial metrics and goals the Board believed were critical to the Company’s ongoing success. The CEO’s goals and objectives also became the basis for determining the goals and objectives of his direct reports, which ensured consistency across the entire organization. A summary of the CEO’s goals and performance during 2012 is presented below:

Goal	Actual Performance/Results
Effectively deploy shareholder capital

Communicated a balanced capital deployment strategy of 50% to growth and returning 50% of cash to stockholders (executed actual share buybacks totaling $635M during 2012); increased footprint in high-growth and emerging markets through tuck-in acquisitions in molecular diagnostics, animal health & food safety, and distributors in China and Chile.

Achieve Company financial goals	Grew non-GAAP EPS by 7.3% and achieved free cash flow of $662M, ROIC of 8.8%, and revenue growth of 2.2%, despite significant market challenges.
Build-out world class Medical Sciences team

Hired an experienced executive to lead the business unit and built-out the foundation through strategic acquisitions of Navigenics, Compendia and Pinpoint; entered into strategic diagnostic partnerships with Bristol-Myers Squibb and VelaDx.

Improve community efforts and sustainability

Named the top U.S. company (No. 15 globally) on the Global 100 Most Sustainable Corporation list; maintained our position on the Dow Jones Sustainability World Index and FTSE4Good Index Series; named one of America’s Safest Companies by EHS Today magazine; became the first life sciences company to move “off the grid” with its own fuel cell system; received the prestigious international Red Dot award for the Ion Proton® system’s design.

Increase customer connection in all business segments	Launched hundreds of innovative products, including the Ion Proton® System and Pervenio Lung RS test service.
Create an environment where each employee can grow, learn and achieve their potential

Achieved a record 94% employee engagement survey participation rate; improved overall employee engagement by 3 points; retained more than 92% of employees; established significant diversity outreach program; improved the overall health of our U.S. workforce while keeping medical costs flat.

The CEO reviewed his actual performance with the Board periodically during the year, and formally at the July and December 2012 meetings. Subsequently, Dr. Wolf gathered feedback from each of the CEO’s direct reports in January 2013 and compiled a report based on the information gathered, while the Presiding Director and C&OD Committee Chair conducted interviews with each Board member. The findings from Dr. Wolf’s report. the Board feedback provided to the full Board in February 2013, and the Company’s non-GAAP net income during 2012 relative to targets established by the Committee were the primary factors used to determine the CEOs 2012 ICP payout. The Committee utilized this report, the CEO’s self-assessment of his performance, actual financial performance results, and the external competitive market data to make its compensation recommendations to the full Board. The full Board used this information as its primary inputs in determining CEO compensation actions.

As a result of its analysis, the Board approved the following CEO compensation actions in February 2012 (for base salary and LTI awards) and February 2013 (for the 2012 ICP payout):

•

2012 Base Salary: No increase effective with the April 1, 2012 normal merit process (as a result of the Company’s performance during 2011 and the Committee’s view that his base salary relative to the competitive market for peer executives was already consistent with our pay positioning philosophy);

•	2012 ICP Payout: $2,160,000 ICP payout which represents 120% of his target award and reflects the CEO’s contribution to the Company’s performance in 2012;
•

2012 LTI Award: $9,000,000 in LTI award delivered in restricted stock units (50%), stock options (25%), and the three-year performance cash plan (25%), which is the same mix as all other NEOs and that was used for the 2012 annual award.

In February 2011, the Board of Directors approved an amended and restated employment agreement with the CEO (see the Employment Agreement with the CEO section below). The changes were primarily made to retain the CEO, since the Board believed he was performing at a high level and retaining him to lead the Company would be in the best interest of stockholders.

2012 Compensation Actions for the NEOs

Base Salary. The Committee reviewed executive base salaries in February 2012 and approved adjustments effective April 2012 in conjunction with the Company’s annual salary planning process. By scheduling executive officer base salary adjustments for April, the Committee ensures it has the opportunity to fully evaluate each executive’s performance in the previous year before determining an appropriate base salary. The table below details 2012 base salary increases for the NEOs.

Name	2011 Base Salary	2012 Base Salary	% Increase
Gregory T. Lucier	$1,200,000	$1,200,000	0.0%
Mark P. Stevenson	$750,000	$750,000	0.0%
Ronald A. Andrews	N/A	$525,000	N/A
David F. Hoffmeister	$595,000	$615,000	3.4%
Peter M. Leddy, Ph.D.	$505,000	$515,000	2.0%

As a result of its review and the Company’s performance during 2011, the Committee decided not to provide an April 2012 base salary increase for Messrs. Lucier and Stevenson. Relative to the 2012 market analysis, the NEOs’ combined 2012 base salary was 3% above the targeted base salary objective (excluding Mr. Andrews, who was not included in the Towers Watson analysis), which the Committee believes is reasonable and appropriate.

Annual Incentives under the ICP. Following are the 2012 ICP target bonus percentages (expressed as a % of base salary) for each of the NEOs:

Name	Target Bonus
Gregory T. Lucier	150%
Mark P. Stevenson	100%
Ronald A. Andrews	100%
David F. Hoffmeister	75%
Peter M. Leddy, Ph.D.	75%

The Committee establishes a target level of non-GAAP net income at the beginning of the year that provides a preliminary ICP funding payout at 200% of a NEO’s target annual incentive opportunity. This non-GAAP net income amount, which was $629 million for 2012, is generally $1 million higher than the preceding year’s actual results. By funding a maximum payout, this secures the Company’s tax deduction under IRC Section 162(m) regardless of the actual bonus payout, while at the same time provides the Committee with flexibility to pay bonuses below the 200% amount.

At the beginning of the year, the Committee also approves a payout grid that guides payout scenarios for various levels of non-GAAP net income performance, ranging from 0% to 200% of an executive officer’s target annual incentive opportunity. Even if the threshold non-GAAP net income is achieved that funds a 200% payout, the Committee generally reduces NEO payouts below 200% to align with the actual non-GAAP net income results relative to the guideline payout grid.

The table below illustrates the non-GAAP net income performance goals under the guideline-funding grid at threshold, target, and maximum funding levels for 2012.

Performance Level	Guideline Payout Amounts (expressed as a % of target ICP)	Non-GAAP Net Income
Threshold	85%	$626 million
Target	100%	$660 million
Maximum	200%	$694 million

For 2012, the Company achieved non-GAAP net income for ICP purposes of $660.7 million ($714 million in actual non-GAAP net income less $73.1 million in positive currency impact during the year, plus adjustments for the R&D Tax Credit signed in early 2013, certain dilutive acquisition transactions during the year and one-time legal fees in excess of what was planned at the beginning of the year), which resulted in an ICP bonus funding amount equal to 200% of each NEO’s target bonus opportunity under the plan. When compared to the guideline-funding grid above, this resulted in a 102% ICP funding for the executive officers (including the NEOs). However, the Committee reduced the ICP funding to 100% due its view of the Company’s overall performance during 2012. For a more complete definition of non-GAAP net income (pro forma) and a reconciliation of such measure to GAAP net income, please refer to ir.lifetechnologies.com.

After considering individual performance relative to goals and each NEO’s contribution to the Company’s 2012 performance, the Committee approved an aggregate payout relative to target ICP bonus opportunity of 111% for all NEOs (excluding the CEO) and 120% for the CEO. This compares to the actual funded bonus pool of 100% as determined above.

Following is a summary of the actual 2012 bonus awards for the NEOs and a comparison relative to their target award:

Name	Target ICP Amount	Actual 2012 ICP Award	2012 Award as a % of Target
Gregory T. Lucier	$1,800,000	$2,160,000	120%
Mark P. Stevenson	$750,000	$831,060	111%
Ronald A. Andrews	$525,000	$592,515	113%
David F. Hoffmeister	$461,250	$498,150	108%
Peter M. Leddy, Ph.D.	$386,250	$427,996	111%

2012 LTI Awards. Beginning in 2012, the Committee approved a material change in how LTI compensation will be delivered to the NEOs. Specifically, the Committee shifted from 100% time-vesting RSUs (awarded in 2011) to a mix of RSUs (50% of the total award value), stock options (25% of the total award value), and awards under a three-year performance cash plan (25% of the total award value). The Committee views both stock options and the performance cash plan as “performance-based” long-term incentives, and as a result, it has increased the weight of performance-based LTI awards to 50% of total LTI. The RSUs and stock options will vest in 25% increments over a period of four years based on an executive’s continued service.

The performance cash awards granted to the NEOs in 2012 provide a potential cash payout (ranging from 0% to 200% of the NEO’s target award value) in the first quarter of 2015 based on the Company’s performance relative to the Committee’s specific established ROIC and revenue growth targets for the three-year performance period commencing January 1, 2012 and ending December 31, 2014. These two metrics were selected because the Committee believes management should be incentivized to (i) make capital deployment decisions where the ROIC exceeds the Company’s weighted average cost of capital, and (ii) produce consistent revenue growth results. The Committee also believes these two metrics are key drivers of stockholder value.

Executives will participate in the performance cash plan through awards of performance units, each of which has an initial notional value of $100. The final value of each unit may range from $0 to $200, based on performance relative to the financial objectives, as described above. The Committee is authorized, in its sole discretion, to reduce or eliminate (but not increase) an executive’s final award value based on such external factors (whether objective or subjective) as the Committee deems appropriate. The performance unit awards are intended to be an ongoing part of the Company’s LTI program. It is anticipated that the Committee will grant new performance unit awards each year, based on ROIC and revenue growth targets established for a new three-year performance period commencing each year. However, the Committee is not obligated to grant performance unit awards each year.

Other Elements of the Executive Compensation Program

Employee Benefits and Perquisites. The Committee oversees the strategy, design, and administration of all broad-based and supplemental executive benefit and perquisite programs. The Company offers a limited number of supplemental benefits and perquisites to executive officers relative to the Peer Group Companies. As a result, this provides the Committee with flexibility to place greater emphasis on short- and long-term incentive compensation. Specifically, the Company provides supplemental life insurance (CEO only) to make-up for limits in the Company’s group insurance contracts, a financial counseling allowance/benefit, a non-qualified deferred compensation plan (described in more detail below), and an annual executive physical benefit. The Committee approved these benefits and perquisites because it believes they are market competitive, reasonable, and allow executive officers to focus their primary attention on the strategic objectives of the Company rather than personal matters.

Non-Qualified Deferred Compensation. The Deferred Compensation Plan (DCP) is a non-qualified defined contribution plan that provides for the voluntary deferral of cash compensation. Participants may defer up to 75% of base salary and/or up to 100% of their annual ICP bonus. Contributions may be directed into a selection of underlying investment funds, including the Life Technologies Stock Fund, which invests solely in common shares of Life Technologies.

The Company offers a 25% match on deferrals of ICP bonus awards to the Life Technologies Stock Fund, up to an annual maximum of 100% of the participant’s target ICP amount. Matching contributions are credited to the Life Technologies Stock Fund on the date ICP awards are paid, and they fully vest on the third anniversary of the time the match is made.

The DCP also has an additional matching provision, providing a supplemental make-up match to employees whose 401(k) matching contributions are reduced because of IRS limitations. The Company’s make-up matching contributions are 50% vested after one year of service and are fully vested after two years of service.

One executive officer, Mark Stevenson, also participated in a supplemental executive retirement plan that was implemented in August 2007 while Mr. Stevenson was an Applied Biosystems executive. Effective January 1, 2010, the Committee froze the supplemental executive retirement plan, and Mr. Stevenson ceased accruing any additional benefits under this arrangement.

Other Benefits and Perquisites. The Company owns an aircraft which is operated by a third party and made available for charter when not in use by the Company. Executive officer family members and guests may accompany an executive for business related activities. However, if family members or guests accompany an executive on a business trip and their travel is not business related, the executive reimburses any variable incremental cost of such family member or guest travel to the Company.

The Company does not provide income tax gross-ups for the NEOs’ cost associated with these benefits or perquisites. The amounts relating to benefits and perquisites are disclosed in the footnotes to the Summary Compensation Table.

Employment and Severance Arrangements

Executive Severance Plan. The following benefits are provided to all NEOs (excluding the CEO and CFO) under the Life Technologies Executive Officer Severance Plan whose employment is involuntarily terminated without cause (as defined under the plan):

•	an amount equal to 12 months’ base salary continuation plus the incumbent’s pro-rated ICP award (18 months’ base salary plus target ICP for the CFO);
•	nine months of outplacement assistance; and
•	up to 12 months of health benefits continuation (18 months for the CFO).

Each executive is required to sign a confidential separation agreement and general release of claims as a condition to receiving any benefits. The Committee believes these benefits are competitive and reasonable, and that they avoid lengthy negotiations with executives when they leave the Company.

Employment Agreement with the CEO. On February 24, 2011, the Company entered into an amended and restated employment agreement with the CEO. The Board approved this agreement to increase the retention value associated with Mr. Lucier’s compensation and to secure his leadership of the Company through at least 2013. Under the terms of this agreement, the Company intended to grant Mr. Lucier at least 150,000 time-based vesting restricted stock units each year in 2012 and 2013. However, the economic value of each annual award would not exceed $12,000,000 on the date of grant (determined by multiplying the number of shares subject to the annual grant by the fair market value per share of the Company’s common stock on the date of grant). The grants to be made in 2012 and 2013 were not guaranteed. Actual grant terms and amounts are subject to approval by the Committee and the Board and may be granted in the form of alternative long-term incentive vehicles (e.g.., performance-based RSUs, stock options, etc.) as determined by the Committee and the Board. In fact, the 2012 LTI award to the CEO (awarded April 2, 2012) had a grant value of $9,000,000 and was delivered in restricted stock units (50%), stock options (25%), and the three-year performance cash plan (25%), and not totally in restricted stock units.

If the Company terminates Mr. Lucier’s employment not for cause or he voluntarily resigns for good reason (each as defined in the employment agreement), he will receive cash severance equal to one and one-half times his annual salary plus his target bonus opportunity, 18 months of health benefits continuation, and accelerated vesting of all equity-based incentives (excluding stock options that have an exercise price above the closing price of the Company’s common stock on his termination date). Any vested stock options will remain exercisable until either the first anniversary of his termination date or their final stated expiration date, whichever occurs first. At any time on or after September 1, 2013, he can provide the Company written notice of his voluntary resignation, with an effective date at least six months after his resignation date. If this were to occur, all his outstanding equity-based incentive compensation awards (excluding stock options that have an exercise price above the closing price of the Company’s common stock on his termination date) shall become fully vested on his termination date (this accelerated vesting provision does not, however, apply to any equity-based incentives granted on or after January 1, 2013). Any vested stock options will remain exercisable until their final stated expiration date.

Executive Change-in-Control (CIC) Agreements. The Company has entered into change-in-control (CIC) agreements with each of the NEOs and a very small group of other executives because the Committee believes these individuals are the most likely to lose their jobs due to redundancy but not performance, and that these agreements provide any potential buyer with the flexibility to retain the management team if so desired.

The CIC agreements are “double-trigger” agreements, meaning no payouts are made to the executives unless there occurs both:

•	a change in ownership; and
•	an executive’s involuntary termination (not for cause) or constructive termination within 24 months following the change in ownership.

If both of the foregoing events occur, the agreement provides for each covered executive to receive:

•	a cash lump-sum payment in an amount equal to two times his or her existing base salary plus two times the higher of the average bonus paid in the past three years or their target bonus;
•

up to 24 months of group health insurance continuation coverage (which ceases should the executive accept employment that allows the executive to participate in group health insurance coverage before the 24-month period ends);

•	up to $25,000 for outplacement assistance;
•	acceleration of vesting of all outstanding equity-based incentive compensation awards; and
•	a tax gross-up if an Internal Revenue Code Section 280G excise tax penalty is imposed for excess parachute payments (for each covered executive hired before April 2009).

In April 2009, the Committee agreed not to include a gross-up of any excise tax in future CIC agreements, except in extraordinary circumstances. Additionally, the Committee must approve any new CIC agreements offered to a current or prospective employee. Additional information regarding applicable payments under the CIC and executive severance arrangements for the NEOs is provided below under the heading “Potential Payments Upon Termination or Change-in-Control.”

Other Policies and Practices

Stock Ownership Guidelines. The Committee has determined each of the executive officers should own a significant amount of the Company’s common stock to more closely align their financial interests with those of stockholders. Executive officers are expected to attain these ownership levels within four years after their election or appointment to the specified officer position. The Committee expects the CEO to hold at least 90,000 shares of the Company’s common stock; the COO, CFO and President, Medical Sciences to hold at least 40,000 shares; and other executive officers to hold at least 20,000 shares. In determining individual ownership levels, all shares held outright (not including unvested RSUs, unexercised stock options, or pledged shares), shares acquired through the ESPP, and deferred stock units are counted towards the ownership guidelines.

As of March 1, 2013, all executive officers either met or were on target to be in compliance with these guidelines.

Equity Grant Practices. The Committee awards stock options at an exercise price equal to the closing price of the Company’s common stock reported on the date of the grant. In general, the date of grant for equity-based incentive compensation awards is the first trading day of the month following the date the grants are approved. Under the terms of the Company’s equity plans, stock option re-pricing is not permitted without stockholder approval.

Deductibility of NEO Compensation. In evaluating compensation program alternatives, the Committee considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) eliminates the deductibility of compensation in excess of $1 million paid to NEOs (with the exception of the Chief Financial Officer under current IRS rules) of a publicly-traded company that is not “performance-based compensation” as defined under the specific rules.

The Committee endeavors to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining competitive, performance-based compensation. However, the Committee believes it is important to retain maximum flexibility in designing compensation programs that meet its stated objectives and fit within the Committee’s compensation philosophy.

Clawback Policy. In April 2010, the Committee adopted a Compensation Recovery Policy. The Company believes the strong financial controls in place provide a substantial safeguard against the risk of a financial restatement. However, if an extraordinary event were to occur, resulting in a material restatement of the Company’s financial performance, the Committee is authorized to seek recovery of compensation from responsible employees. The Committee may consider all relevant factors when deciding subsequent compensation actions, and exercise its business judgment and discretion to determine what amounts to recoup, if any. For these purposes, “material restatement” does not include a restatement caused by one or more changes in applicable accounting rules or interpretations.

Policy on Stock Pledging. In December 2012, the Company instituted a new policy prohibiting executive officers from pledging Company stock as collateral.

Policy on Stock Hedging. Executive officers are prohibited from participating in short sales of the Company’s stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Life Technologies securities.

REPORT OF THE

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE

OF THE

BOARD OF DIRECTORS

The Compensation and Organizational Development Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation and Organizational Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s Proxy Statement on Schedule 14A.

Donald W. Grimm (Chairperson)

Ora H. Pescovitz, M.D.

David C. U’Prichard, Ph.D.

2012 Summary Compensation Table

The following table sets forth information for the fiscal year ended December 31, 2012, concerning the compensation of the CEO and CFO of the Company and each of the three other most highly compensated executive officers as of December 31, 2012.

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)	(e) Stock Awards ($) (1)	(f) Option Awards ($) (1)	(g) Non-Equity Incentive Plan Compensation ($)	(h) Change in Pension Value and Non- Qualified Deferred Comp Earnings	(i) All Other Compensation ($) (2)	(j) Total ($)
Gregory T. Lucier Chairman & Chief Executive Officer	2012	1,200,000	--	4,499,965	2,249,994	2,160,000 (3)		158,486 (4)	10,268,445
	2011	1,186,539	--	7,999,948	--	1,570,000 (5)		141,143 (6)	10,897,630
	2010	1,129,808	--	3,670,576	3,595,334	2,874,713 (7)		227,578 (8)	11,498,009
Mark P. Stevenson President & Chief Operating Officer	2012	750,000	--	2,049,965	1,024,988	831,060 (3)	514,008 (9)	125,144 (10)	5,295,165
	2011	736,538	--	3,999,947	--	654,000 (5)	427,568 (9)	88,963 (11)	5,907,016
	2010	678,462	--	1,274,468	1,248,375	1,215,000 (12)	269,918 (9)	199,363 (13)	4,885,586
Ronald A. Andrews President of Medical Sciences	2012	472,457	500,000(14)	1,299,948	999,993	592,515 (3)		82,276 (15)	3.947,189
	2011	--	--	--	--	--		--	--
	2010	--	--	--	--	--		--	--
David F. Hoffmeister Chief Financial Officer	2012	609,615	--	999,965	499,988	498,150 (3)		68,918 (16)	2,676,636
	2011	589,615	--	1,999,974	--	384,000 (5)		57,705 (17)	3,031,294
	2010	554,808	--	1,019,564	998,703	695,000 (18)		132,750 (19)	3,400,825
Peter M. Leddy, Ph.D. Chief Human Resources Officer	2012	512,308	--	599,979	299,998	427,996 (3)		47,653 (20)	1,887,934
	2011	499,615	--	1,599,968	--	323,000 (5)		61,480 (21)	2,484,063
	2010	475,577	--	611,728	599,210	425,000 (7)		73,847 (22)	2,185,362

(1)	Figures in all years reflect the grant date fair value of all awards made during the year.

(2)

Figures include executive financial planning services, executive physical, supplemental benefit premiums, 401(k) matching program, and Deferred Compensation Plan (DCP). The Deferred Compensation Plan is discussed in more detail in the section entitled “Executive Compensation Discussion and Analysis.”

(3)	2012 ICP payout.

(4)

Executive financial planning services of $9,613, executive physical of $1,965, supplemental life insurance premiums of $658, 401(k) match of $11,250, $1,500 of 401(k) make-up match under the DCP to be credited in 2013 for compensation earned in 2012, and $135,000 in deferred stock units to be credited under the DCP in 2013 for ICP compensation earned in 2012.

(5)	2011 ICP payout.

(6)

Executive financial planning services of $10,500, executive physical of $1,722, supplemental life insurance premiums of $675, supplemental long-term disability premiums of $17,746, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP credited in 2012 for compensation earned in 2011, and $98,125 in deferred stock units credited under the DCP in 2012 for ICP compensation earned in 2011.

(7)	2010 ICP payout.

(8)

Executive financial planning services of $10,500, supplemental life insurance premiums of $490, supplemental long-term disability premiums of $24,543, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP credited in 2011 for compensation earned in 2010, and $179,670 in deferred stock units credited under the DCP in 2011 for ICP compensation earned in 2010.

(9)	SERP benefit for Mr. Stevenson was frozen on December 31, 2009. Figure represents the net present value increase during 2012 in the frozen benefit.

(10)

Executive financial planning services of $6,353, executive physical of $1,499, supplemental long-term disability premiums of $659, 401(k) match of $11,250, $1,500 of 401(k) make-up match under the DCP credited in 2013 for compensation earned in 2012, and $103,883 in deferred stock units credited under the DCP in 2013 for ICP compensation earned in 2012.

(11)

Executive financial planning services of $6,930, executive physical of $1,621, supplemental long-term disability premiums of $2,637, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP credited in 2012 for compensation earned in 2011, and $65,400 in deferred stock units credited under the DCP in 2012 for ICP compensation earned in 2011.

(12)	2010 ICP payout of $825,000 and 2010 synergy bonus payout of $390,000.

(13)

Executive financial planning services of $6,930, executive physical of $2,421, supplemental long-term disability premiums of $2,637, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP credited in 2011 for compensation earned in 2010, and $175,000 in deferred stock units under the DCP in 2011 for ICP compensation earned in 2010.

(14)	Sign-on payout in 2012 to offset potential bonus with previous employer.

(15)	401(k) match of $9,087 and relocation benefit of $73,189.

(16)

Executive financial planning services of $6,353, 401(k) match of $11,250, $1,500 of 401(k) make-up match under the DCP to be credited in 2013 for compensation earned in 2012, and $49,815 in deferred stock units to be credited under the DCP in 2013 for ICP compensation earned in 2012.

(17)

Executive financial planning services of $6,930, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP credited in 2012 for compensation earned in 2011, and $38,400 in deferred stock units credited under the DCP in 2012 for ICP compensation earned in 2011.

(18)	2010 ICP payout of $470,000 and 2010 synergy bonus payout of $225,000.

(19)

Executive financial planning services of $6,930, supplemental long-term disability premiums of $5,632, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP credited in 2011 for compensation earned in 2010, and $107,813 in deferred stock units credited under the DCP in 2011 for ICP compensation earned in 2010.

(20)

Executive financial planning services of $6,353, executive physical of $1,800, 401(k) match of $11,250, $1,500 of 401(k) make-up match under the DCP credited in 2013 for compensation earned in 2012, and $26,750 in deferred stock units credited under the DCP in 2013 for ICP compensation earned in 2012.

(21)

Executive financial planning services of $6,930, executive physical of $1,800, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP credited in 2012 for compensation earned in 2011, and $40,375 in deferred stock units credited under the DCP in 2012 for ICP compensation earned in 2011.

(22)

Executive financial planning services of $6,930, executive physical of $3,143, supplemental long-term disability premiums of $3,586, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP credited in 2011 for compensation earned in 2010, and $47,813 in deferred stock units credited under the DCP in 2011 for ICP compensation earned in 2010.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	(i)	(j)	(k)	(l)
Gregory T. Lucier	03/30/12(1)	562,500	2,250,000	4,500,000
Chairman & Chief Executive	04/02/12							92,005	160,028	48.91	6,749,958
	03/9/12(3)							2,107			98,165
Officer

Mark P. Stevenson	03/30/12(1)	256,250	1,025,000	2,050,000
President & Chief Operating	04/02/12							41,913	72,901	48.91	3,074,953
	03/9/12(3)							1,404			65,412
Officer

Ronald A. Andrews President of Medical Sciences	02/01/12(2)							14,288	44,671	48.99	1,399,964
	03/30/12(1)	75,000	300,000	600,000
	04/02/12							12,267	21,337	48.91	899,977

David F. Hoffmeister Chief Financial Officer	03/30/12(1)	125,000	500,000	1,000,000
	04/02/12							20,445	35,561	48.91	1,499,953
	03/9/12(3)							825			38,437

Peter M. Leddy, Ph.D. Chief Human Resources Officer	03/30/12(1)	75,000	300,000	600,000
	04/02/12							12,267	21,337	48.91	899,977
	03/9/12(3)							867			40,394

(1)

Amounts represent future potential cash payments under the three-year performance cash plan. A potential cash payout ranging from 0% to 200% of target award value would be received in the first quarter of 2015 following a three year performance period commencing January 1, 2012 and ending December 31, 2014.

(2)	Represents sign-on long-term incentive award.

(3)	Represents the Company match in deferred stock units credited under the DCP in 2012 for ICP compensation earned in 2011.

Options Exercised and Stock Vested Table

The following information sets forth the stock awards vested and stock options exercised by the named executive officers during the fiscal year ended December 31, 2012.

Name	Option Awards		Stock Awards
	Number of Shares Exercised	Value Realized on Exercise (1)	Number of Shares Vesting	Value Realized on Vesting (2)
Gregory T. Lucier
Chairman & Chief Executive Officer	507,352	$15,257,200	199,474	$9,806,476
Mark P. Stevenson
President & Chief Operating Officer	-	-	18,765	$917,796
Ronald A. Andrews
President of Medical Sciences	-	-	-	-
David F. Hoffmeister
Chief Financial Officer	-	-	9,383	$458,923
Peter M. Leddy, Ph.D.
Chief Human Resources Officer	-	-	8,034	$391,260

(1)	Represents the excess of the fair market value of the shares exercised over the aggregate price of such shares on the date of exercise.

(2)	Represents the fair market value of the shares on the date of vesting.

Outstanding Equity Awards at Fiscal Year-end Table

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to the named executive officers as of December 31, 2012 (market value for stock awards is determined by multiplying the number of shares by the closing price of Life Technologies’ common stock on the last trading day of the fiscal year).

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of unearned Shares, Units or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Gregory T. Lucier Chairman & Chief Executive Officer	92,768	0	0	32.69	5/14/2014	0	0	0	0
	70,000	0	0	31.26	11/12/2014	0	0	0	0
	85,000	0	0	38.43	5/13/2015	0	0	0	0
	85,000	0	0	32.26	11/14/2015	0	0	0	0
	210,000	0	0	37.33	3/1/2016	0	0	0	0
	485,829	0	0	22.23	11/21/2018	0	0	0	0
	121,704	121,703	0	52.00	3/1/2020	0	0	0	0
	0	160,028	0	48.91	4/2/2022	0	0	0	0
						280,784	13,766,840	0	0

	1,150,301	281,731	0			280,784	13,766,840	0	0

Mark P. Stevenson President & Chief Operating Officer	69,584	0	0	39.81	1/30/2017	0	0	0	0
	161,943	0	0	22.23	11/21/2018	0	0	0	0
	42,258	42,258	0	52.00	3/1/2020	0	0	0	0
	0	72,901		48.91	4/2/2022
						127,525	6,252,551	0	0

	273,785	115,159	0			127,525	6,252,551	0	0

Ronald A. Andrews President, Medical Sciences	0	44,671	0	48.99	2/1/2022	0	0	0	0
	0	21,337	0	48.91	4/2/2022	0	0	0	0
						26,555	1,301,992	0	0

	0	66,008	0			26,555	1,301,992	0	0

David F. Hoffmeister Chief Financial Officer	207,272	0	0	27.50	10/13/2014	0	0	0	0
	30,000	0	0	38.43	5/13/2015	0	0	0	0
	30,000	0	0	32.26	11/14/2015	0	0	0	0
	58,000	0	0	32.94	5/12/2016	0	0	0	0
	48,000	0	0	35.87	5/15/2017	0	0	0	0
	28,814	0	0	46.85	5/15/2018	0	0	0	0
	124,831	0	0	22.23	11/21/2018	0	0	0	0
	33,807	33,806	0	52.00	3/1/2020	0	0	0	0
	0	35,561	0	48.91	4/2/2022	0	0	0	0
						71,121	3,487,063

	560,724	69,367	0			71,121	3,487,063	0	0

Peter M. Leddy, Ph.D. Chief Human Resources Officer	100,000	0	0	42.45	7/5/2015	0	0	0	0
	18,000	0	0	32.26	11/14/2015	0	0	0	0
	52,000	0	0	32.94	5/12/2016	0	0	0	0
	130,000	0	0	31.71	9/29/2016	0	0	0	0
	52,000	0	0	35.87	5/15/2017	0	0	0	0
	30,736	0	0	46.85	5/15/2018	0	0	0	0
	74,224	0	0	22.23	11/21/2018	0	0	0	0
	20,284	20,283	0	52.00	3/1/2020	0	0	0	0
	0	21,337		48.91	4/2/2022	0	0	0	0
						49,927	2,447,921	0	0

	477,244	41,620	0			49,927	2,447,921	0	0

Potential Payments upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require us to provide compensation to named executive officers of Life Technologies in the event of a termination of employment or a change in control of Life Technologies. The amount of compensation payable to each named executive officer in each situation is set forth in the tables below.

The following table describes the potential payments upon termination or a change in control of Life Technologies for Gregory T. Lucier, Life Technologies’ Chairman & Chief Executive Officer:

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination For Good Reason	Involuntary Termination Other than For Cause (2)	Termination for Cause	Termination Following Change in Control (3)
Cash Severance	-	4,500,000	-	7,595,835
Vested Stock Options	20,563,396	20,563,396	-	20,563,396
Long-Term Incentive Acceleration(4)	-	13,511,425	-	15,761,425
Health Benefits	-	26,681	-	35,574
Outplacement Assistance	-	10,000	-	25,000
Deferred Compensation Balance	1,101,355	1,375,971	1,101,355	1,375,971
280G Gross-Up	-	-	-	--
Total:	21,664,751	39,987,473	1,101,355	45,357,201

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $1,200,000, annual incentive opportunity equal to 150% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to 1.5 times base salary and target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a change in control.

(4)	Assumes the executive’s date of termination is December 31, 2012 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $49.03 per share.

The following table describes the potential payments upon termination or a change in control of Life Technologies for Mark P. Stevenson, Life Technologies’ President & Chief Operating Officer:

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination For Good Reason	Involuntary Termination Other than For Cause (2)	Termination for Cause	Termination Following Change in Control (3)
Cash Severance	-	1,500,000	-	3,099,333
Vested Stock Options	4,981,637	4,981,637	-	4,981,637
Long-Term Incentive Acceleration (4)	-	-	-	7,050,563
Health Benefits	-	17,448	-	34,895
Outplacement Assistance	-	10,000	-	25,000
Deferred Compensation Balance	1,061,881	1,297,601	1,061,881	1,297,601
280G Gross-Up	-	-	-	-
Total:	6,043,518	7,806,686	1,061,881	16,489,029

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $750,000, annual incentive opportunity equal to 100% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to one times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a change in control.

(4)	Assumes the executive’s date of termination is December 31, 2012 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $49.03 per share.

The following table describes the potential payments upon termination or a change in control of Life Technologies for Ronald A. Andrews, Life Technologies’ President, Medical Sciences:

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination For Good Reason	Involuntary Termination Other than For Cause (2)	Termination for Cause	Termination Following Change in Control (3)
Cash Severance	-	1,050,000	-	2,100,000
Vested Stock Options	-	-	-	-
Long-Term Incentive Acceleration (4)	-	-	-	1,606,339
Health Benefits	-	17,646	-	35,292
Outplacement Assistance	-	10,000	-	25,000
401(k) Vesting Acceleration	-	-	-	9,469
280G Gross-Up	-	-	-	-
Total:	-	1,077,646	-	3,776,100

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $525,000, annual incentive opportunity equal to 100% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to one times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a change in control.

(4)	Assumes the executive’s date of termination is December 31, 2012 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $49.03 per share.

The following table describes the potential payments upon termination or a change in control of Life Technologies for David F. Hoffmeister, Life Technologies’ Chief Financial Officer:

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination For Good Reason	Involuntary Termination Other than For Cause (2)	Termination for Cause	Termination Following Change in Control (3)
Cash Severance	-	1,614,375	-	2,166,000
Vested Stock Options	10,256,851	10,256,851	-	10,256,851
Long-Term Incentive Acceleration (4)	-	-	-	3,848,064
Health Benefits	-	17,943	-	23,924
Outplacement Assistance	-	10,000	-	25,000
Deferred Compensation Balance	605,297	748,529	605,297	748,529
280G Gross-Up	-	-	-	-
Total:	10,862,148	12,647,698	605,297	17,068,368

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $615,000, annual incentive opportunity equal to 75% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to 1.5 times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a change in control.

(4)	Assumes the executive’s date of termination is December 31, 2012 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $49.03 per share.

The following table describes the potential payments upon termination or a change in control of Life Technologies for Peter M. Leddy, Ph.D., Life Technologies’ Chief Human Resources Officer:

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination For Good Reason	Involuntary Termination Other than For Cause (2)	Termination for Cause	Termination Following Change in Control (3)
Cash Severance	-	901,250	-	1,962,000
Vested Stock Options	6,788,668	6,788,668	-	6,788,668
Long-Term Incentive Acceleration (4)	-	-	-	2,662,374
Health Benefits	-	17,787	-	35,574
Outplacement Assistance	-	10,000	-	25,000
Deferred Compensation Balance	445,903	533,093	445,903	533,093
280G Gross-Up	-	-	-	-
Total:	7,234,571	8,250,798	445,903	12,006,709

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $515,000, annual incentive opportunity equal to 75% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to one times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a change in control.

(4)	Assumes the executive’s date of termination is December 31, 2012 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $49.03 per share.

Nonqualified Deferred Compensation Table

Name of Executive	Type of Deferred Compensation Plan	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in the last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (3)
Gregory T. Lucier	Deferred Compensation Plan	$392,500	$99,475	$202,791	--	$1,375,971
Mark P. Stevenson	Deferred Compensation Plan	$261,600	$66,750	$213,268	--	$1,297,601
Ronald A. Andrews	Deferred Compensation Plan	--	--	--	--	--
David F. Hoffmeister	Deferred Compensation Plan	$153,600	$39,750	$122,294	--	$748,529
Peter M. Leddy, Ph.D.	Deferred Compensation Plan	$161,500	$41,725	$62,173	--	$533,093

(1)

Figures in this column represent the company match on ICP payments deferred to the Life Technologies Stock Fund and credited in 2012 as well as company contributions under the 401(k) make-up match credited in 2012. These amounts are also reported in the Summary Compensation Table.

(2)	Figures in this column represent the value of interest credited in addition to changes in market value of invested funds in the year ended December 31, 2012.

(3)	Figures in this column represent the vested value of participant’s account as of December 31, 2012.

Pension Benefit Table

Name of Executive	Year	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark P. Stevenson (1)	2012	Applera Corporation Supplemental Executive Retirement Plan	5.33	2,273,534	0

(1)	Calculations based on the following assumptions:
•	Monthly benefit payable in the form of a single life annuity at normal retirement.
•	Form of payment elected: 100% joint and survivor annuity.
•	Actuarial equivalence factors based on 1994 GAM 50/50 mortality table and 6.00% interest.
•	Present value factors based on a December 31, 2012 discount rate of 3.80% and the RP-2000 mortality table, projected to 2020 with white collar adjustment; no pre-retirement mortality.
•	Applera Corporation Supplemental Executive Retirement Plan document effective December 31, 2005 and last amended and restated effective as of January 1, 2010.

Director Compensation Table

Name	Fees Earned Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
George F. Adam, Jr.	100,000	225,044	--	--	--	--	325,044
Raymond V. Dittamore	112,500	225,044	--	--	--	--	337,544
Donald W. Grimm	112,500	225,044	--	--	--	--	337,544
Balakrishnan S. Iyer	112,500	225,044	--	--	--	--	337,544
Arnold J. Levine, Ph.D.	100,000	225,044	--	--	--	--	325,044
William H. Longfield (1)	32,143	--	--	--	--	--	32,143
Bradley G. Lorimier	100,000	225,044	--	--	--	--	325,044
Ronald A. Matricaria	112,500	225,044	--	--	--	--	337,544
Per A. Peterson, Ph.D.	112,500	225,044	--	--	--	--	337,544
Ora H. Pescovitz, M.D. (2)	113,375	113,489	--	--	--	--	226,864
David C. U’Prichard, Ph.D.	100,000	225,044	--	--	--	--	325,044

(1)	Mr. Longfield retired from the Board of Directors effective April 26, 2012.

(2)	Dr. Pescovitz elected to defer 50% of her cash retainer into deferred stock units and receive the remaining 50% in cash.

(3)

The amounts reflected in Columns (c) and (d) of the table above reflect the aggregate grant date fair market value of stock awards and option awards, respectively, granted to non-employee directors during 2012.

The aggregate number of stock awards and stock option awards for each director is included in the information set forth with respect to each director in the section entitled “Stock Ownership.”

Each non-employee director receives a fixed annual compensation of $325,000 with $100,000 payable in cash, and $225,000 payable in restricted stock units (RSUs). Cash payments are made in advance at the start of each calendar quarter. The Presiding Director and each Committee Chairperson receive an additional $12,500 per year. In addition, directors are reimbursed for the reasonable out-of-pocket expenses that they incur in attending meetings of the Board of Directors, committee meetings of the Board, and director-related education seminars.

RSUs are granted at the first Board of Directors meeting following the Annual Meeting. The Board of Directors anticipates that members of the Board of Directors will annually receive RSUs with a fair market value on the date of grant of $225,000. Each RSU grant vests at the earlier of the one-year anniversary of its grant date or the date of the next annual meeting. Each director may elect to have the company settle his or her RSUs at a specified time after the vesting period has lapsed. If no election is made, RSUs are settled at termination service from the Board.

Cash and equity compensation for newly appointed directors are pro-rated to the date of the next Annual Meeting.

On February 24, 2011 the Board adopted a policy regarding the compensation of directors that provides that if a non-employee director is unable to accept the compensation as described above due to restrictions imposed on such director by his or her employer, then the compensation structure and amount may be amended for such director by the Compensation & Organizational Development Committee to comply with such restrictions, provided that in no event shall the annual compensation for a director exceed the aggregate value of compensation then in effect for a non-employee director, as established by the annual compensation guidelines adopted by the Board. The Board adopted this rule to address any internal policies set forth by employers of directors and director nominees, as may arise from time to time. This policy is applicable to director Ora H. Pescovitz, M.D., as described in detail below.

Compensation for Ms. Pescovitz is based on a pay rate of $5,000 per day, or $500 per hour. At her election, a portion of this retainer is delivered in cash, and the remainder is delivered in the form of deferred stock units. For 2011 and 2012, Ms. Pescovitz elected to receive her compensation 50% in cash and 50% in deferred stock units. She may change this election each year.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation & Organizational Development Committee are or have been an officer or employee of the Company. During 2012, no member of the Compensation & Organizational Development Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During 2011, none of the Company’s executive officers served on the compensation committee or board of directors of another entity any of whose executive officers served on the Company’s Compensation & Organizational Development Committee or Board.

Director Stock Ownership Guidelines Table

In April 2010, the Board of Directors amended the stock ownership guidelines for the directors and recommended each director to own at least 5X the annual cash retainer. The chart below indicates each director is in compliance with these guidelines.

Name (a)	Value of Shares Owned (1) (b)	Ownership Guideline (c)	Deadline for Meeting Ownership Requirement
George F. Adam, Jr.	$996,584	$500,000	2013
Raymond V. Dittamore	$1,583,081	$500,000	2010
Donald W. Grimm	$1,128,867	$500,000	2010
Balakrishnan S. Iyer	$1,523,656	$500,000	2010
Arnold J. Levine, Ph.D.	$2,114,321	$500,000	2013
Bradley G. Lorimier	$1,729,582	$500,000	2010
Ronald A. Matricaria	$4,759,636	$500,000	2010
Ora H. Pescovitz, M.D. (2)	$203,082	--	--
Per A. Peterson, Ph.D.	$1,144,851	$500,000	2012
David C. U’Prichard, Ph.D.	$1,131,416	$500,000	2010

(1)	Consists of Direct Stock Ownership, vested Restricted Stock Units, and deferred stock units as of December 31, 2012, based on a market value of $49.03 per share.

(2)

Ownership guidelines for Dr. Pescovitz will be determined based on the annualized value of cash retainer payments during her first two years of service. As of the date of this filing, Dr. Pescovitz had completed less than two full years of service.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

Information about Life Technologies’ equity compensation plans at December 31, 2012 is as follows (shares in thousands):

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance		Weighted Average Remaining Contractual Life in Years
Equity compensation plans approved by stockholders				6,762	(2)
Stock Options	8,800		$38.67			5.1
Restricted Stock Units	3,959		$—			2.6
Equity compensation plans not approved by stockholders	1	(1)	$2.58	1,832	(3)	0.1

Total	12,760		$38.67	8,594		4.3

(1)	Represents the Invitrogen Corporation 2002 Stock Incentive Plan.

Stock options under the Invitrogen Corporation 2002 Stock Incentive Plan were assumed as part of the Molecular Probes acquisition in August 2003. At December 31, 2012, 1,086 options to purchase shares remained outstanding for issuance upon exercise of outstanding options under this assumed plan, at a weighted average exercise price of $2.58, and no additional options were available for future issuance. Only employees, consultants or directors of the Company who were hired after the closing of the Molecular Probes acquisition in August of 2003, or any such individuals who were previously employed by Molecular Probes, were eligible to receive awards under the 2002 Stock Incentive Plan. The assumed plan provides for the award of either stock options or restricted stock. The plan provides for 100% vesting after four (4) years of service and that options, other than incentive stock options, may be granted with exercise prices less than fair market value on the date of grant, although the Company has never granted any options with an exercise price lower than fair market value. Upon a change in control, the vesting and exercisability of all outstanding awards under the plan are 100% accelerated only to the extent an acquiring entity does not assume such outstanding awards.

(2)

Includes 5,173,696 shares reserved for issuance under the Life Technologies Corporation 2009 Equity Incentive Plan, and 1,588,127 shares reserved for issuance under the Life Technologies Corporation 2010 Employee Stock Purchase Plan (which was suspended in Q4 2012).

(3)	1,832,103 shares available for future issuance under the Life Technologies Deferred Compensation Plan.

STOCK OWNERSHIP

The following table sets forth information as of March 6, 2013 regarding the beneficial ownership of Common Stock by (i) each person known by us to own beneficially more than five percent (>5%) of our outstanding Common Stock, (ii) each director and nominee for election as a director, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed. Except as otherwise indicated, the address for each beneficial owner is c/o Life Technologies Corporation, 5791 Van Allen Way, Carlsbad, California 92008.

Stock Ownership Table

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percentage of Common Stock
PRIMECAP Management Co. (2)	14,793,545	8.7%
Paulson & Co., Inc. (3)	14,000,000	8.2%
Glenview Capital Management LLC (4)	11,545,648	6.8%
BlackRock, Inc. (5)	10,978,751	6.4%
The Vanguard Group, Inc. (6)	10,156,540	5.9%
Gregory T. Lucier (7) (25)	1,790,142	1.0%
David F. Hoffmeister (8)	691,177	*
Peter M. Leddy, Ph.D. (9)	544,773	*
Mark P. Stevenson (10)	447,090	*
John A. Cottingham (11)	233,261	*
Kelli A. Richard (12).	65,619	*
Ronald A. Andrews (13)	25,073	*
George F. Adam, Jr. (14) (25)	25,214	*
Raymond V. Dittamore (15) (25)	105,176	*
Donald W. Grimm (16) (25)	75,912	*
Balakrishnan S. Iyer (17) (25)	83,964	*
Arnold J. Levine, Ph.D. (18) (25)	86,020	*
Bradley G. Lorimier (19) (25)	88,164	*
Ronald A. Matricaria (20) (25)	149,964	*
Craig J. Mundie (21)	0	*
Ora H. Pescovitz, M.D. (22) (25)	4,734	*
Per A. Peterson, Ph.D. (23) (25)	30,156	*
David C. U’Prichard, Ph.D. (24) (25)	30,964	*
All Directors and Section 16 Executive Officers as group (17 individuals) Total	4,476,846	2.6%

*	Less than 1%.

(1)

We determined the number of shares of common stock beneficially owned by each person under rules promulgated by the SEC, based on information obtained from questionnaires, company records and filings with the SEC. In cases of holders who are not directors, director nominees and/or Named Executive Officers, public filings (and, consequently, ownership reflected here) often reflect holdings as of a date prior to March 6, 2013 (i.e., December 31, 2012). Percentage of beneficial ownership is, in all cases, based on the number of shares of the Company’s Common Stock outstanding as of March 6, 2013. The information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of Common Stock issuable upon conversion of convertible notes, or the exercise of options or warrants currently exercisable, or exercisable within 60 days after March 6, 2013, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other persons.

(2)

Based on information obtained from a Schedule 13G filed with the SEC on February 14, 2013 by PRIMECAP Management Co. (“PRIMECAP”). PRIMECAP reported sole voting power as to 4,268,249 shares and sole dispositive power as to 14,793,545 shares. The address for PRIMECAP is 225 South Lake Avenue, Suite 400, Pasadena, California 91101. The number of shares held by PRIMECAP and its related entities may have changed since the filing of the Schedule 13G.

(3)

Based on information obtained from a Schedule 13G filed with the SEC on February 14, 2013 by Paulson and Co. Inc. All securities reported in this schedule are owned by Paulson’s advisory clients, none of which to Paulson’s knowledge owns more than 5% of the class. Paulson itself disclaims beneficial ownership of all such securities. The address for Paulson & Co. Inc. is 1251 Avenue of the Americas, New York, New York 10020. The number of shares held by Paulson & Co. Inc. and its related entities may have changed since the filing of the Schedule 13G.

(4)

Based on information obtained from a Schedule 13G filed with the SEC on February 14, 2013 by Glenview Capital Management LLC, (“Glenview Capital”). This Statement relates to shares of our Common Stock (the “Shares”) held for the accounts of Glenview Capital Partners, L.P., a Delaware limited partnership (“Glenview Capital Partners”), Glenview Capital Master Fund, Ltd., a Cayman Islands exempted company (“Glenview Capital Master Fund”), Glenview Institutional Partners, L.P., a Delaware limited partnership (“Glenview Institutional Partners”), Glenview Offshore Opportunity Master Fund, Ltd., a Cayman Islands exempted company (“Glenview Offshore Opportunity Master Fund”), Glenview Capital Opportunity Fund, L.P., a Delaware limited partnership (“Glenview Capital Opportunity Fund”) and GCM Opportunity Fund, L.P., a Delaware limited partnership (“GCM Opportunity Fund”). The Reporting Persons note that while the information contained in this Schedule 13G Annual Amendment is as of December 31, 2012, effective January 1, 2013, GCM Opportunity Fund merged with and into Glenview Capital Opportunity Fund, and as a result the shares held by GCM Opportunity Fund were merged with and into Glenview Capital Opportunity Fund. As of December 31, 2012, Glenview Capital Management served as investment manager to each of Glenview Capital Partners, Glenview Capital Master Fund, Glenview Institutional Partners, Glenview Offshore Opportunity Master Fund, Glenview Capital Opportunity Fund and GCM Opportunity Fund. Mr. Robbins is the Chief Executive Officer of Glenview Capital Management. As of December 31, 2012, each of Glenview Capital Management and Mr. Robbins may be deemed the beneficial owner of 11,545,648 Shares. This amount consists of: (A) 211,826 Shares held for the account of Glenview Capital Partners; (B) 2,981,470 Shares held for the account of Glenview Capital Master Fund; (C) 1,380,970 Shares held for the account of Glenview Institutional Partners; (D) 4,003,516 Shares, and 212,700 Shares obtainable upon exercise of options, held for the account of Glenview Offshore Opportunity Master Fund; (E) 1,366,964 Shares, and 70,700 Shares obtainable upon exercise of options, held for the account of Glenview Capital Opportunity Fund; and (F) 1,250,902 Shares, and 66,600 Shares obtainable upon exercise of options, held for the account of GCM Opportunity Fund. The address for Glenview Capital is 767 Fifth Avenue, 44th Floor, New York, New York 10153. The number of shares held by Glenview Capital and its related entities may have changed since the filing of the Schedule 13G.

(5)

Based on information obtained from a Schedule 13G filed with the SEC on February 5, 2013 by BlackRock, Inc. (“BlackRock”) on behalf of itself and its wholly owned subsidiaries, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Life Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock

International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., and BlackRock Investment Management (UK) Limited. BlackRock reported that as of December 31, 2012 it had sole voting power with respect to 10,978,751 shares of our Common Stock and sole dispositive power with respect to 10,978,751 shares of our Common Stock, and that the shares are beneficially owned by BlackRock and its wholly owned subsidiaries identified above. The address of BlackRock is 40 East 52nd Street, New York, New York 10022. The number of shares held by BlackRock and its related entities may have changed since the filing of the Schedule 13G.

(6)

Based on information obtained from a Schedule 13G filed with the SEC on February 12, 2013 by The Vanguard Group, Inc (“Vanguard”). Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 240,395 shares or .13% of our Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 107,680 shares or .06% of our Common Stock as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The number of shares held by Vanguard and its related entities may have changed since the filing of the Schedule 13G.

(7)

Includes 456,046 shares owned directly by Mr. Lucier, 22,403.90 shares under the deferred compensation plan, 60,532 shares of restricted stock units vesting within 60 days and 1,251,160 shares issuable upon exercise of options exercisable within 60 days.

(8)

Includes 77,874 shares owned directly by Mr. Hoffmeister, 12,290.30 shares under the deferred compensation plan, 14,495 shares of restricted stock units vesting within 60 days and 586,518 shares issuable upon exercise of options exercisable within 60 days.

(9)

Includes 36,168 shares owned directly by Dr. Leddy, 7,186.50 shares under the deferred compensation plan, 8,697 shares of restricted stock units vesting within 60 days, and 492,721 shares issuable upon exercise of options exercisable within 60 days.

(10)

Includes 83,276 shares owned directly Mr. Stevenson, 21,429.58 shares under the deferred compensation plan, 29,244 shares of restricted stock units vesting within 60 days, and 313,140 shares issuable upon exercise of options exercisable within 60 days.

(11)

Includes 27,981 shares owned directly by Mr. Cottingham, 2,275.82 shares under the deferred compensation plan, 8,697 shares of restricted stock units vesting within 60 days, and 194,307 shares issuable upon exercise of options exercisable within 60 days.

(12)	Includes 9,040 shares owned directly by Ms. Richard, 4,349 shares of restricted stock units vesting within 60 days, and 52,230 shares issuable upon exercise of options exercisable within 60 days.

(13)	Includes 5,503 shares owned directly by Mr. Andrews, 3,067 shares of restricted stock units vesting within 60 days, and 16,503 shares issuable upon exercise of options exercisable within 60 days.

(14)	Includes 2,747 shares owned directly by Mr. Adam, 17,579 fully vested restricted stock units issuable upon termination, and 4,888 shares of restricted stock units vesting within 60 days.

(15)

Includes of 8,073 shares owned directly, 4,000 shares owned by family trust in which Mr. Dittamore has a beneficial interest, 20,215 fully vested restricted stock units issuable upon termination, 4,888 shares of restricted stock units vesting within 60 days, and 68,000 shares issuable upon exercise of options exercisable within 60 days.

(16)

Includes 23,024 fully vested restricted stock units issuable upon termination to Mr. Grimm, 4,888 shares of restricted stock units vesting within 60 days, and 48,000 shares issuable upon exercise of options exercisable within 60 days.

(17)

Includes 4,000 shares owned directly by Mr. Iyer, 27,076 fully vested restricted stock units issuable upon termination, 4,888 shares of restricted stock units vesting within 60 days, and 48,000 shares issuable upon exercise of options exercisable within 60 days.

(18)

Includes 1,081 shares owned directly by Dr. Levine, 42,042 fully vested restricted stock units issuable upon termination, 4,888 shares of restricted stock units vesting within 60 days, and 38,009 shares issuable upon exercise of options exercisable within 60 days.

(19)

Includes 8,200 shares owned directly by Mr. Lorimier, 27,076 fully vested restricted stock units issuable upon termination, 4,888 shares of restricted stock units vesting within 60 days, and 48,000 shares issuable upon exercise of options exercisable within 60 days.

(20)

Includes 70,000 shares owned directly by Mr. Matricaria, 27,076 fully vested restricted stock units issuable upon termination, 4,888 shares of restricted stock units vesting within 60 days, and 48,000 shares issuable upon exercise of options exercisable within 60 days.

(21)	Nominee for election as a director.

(22)	Includes 750 shares owned directly by Dr. Pescovitz and 3,984 shares under the deferred compensation plan.

(23)

Includes 23,350 fully vested restricted stock units issuable upon termination to Dr. Peterson, 4,888 shares of restricted stock units vesting within 60 days, and 1,918 shares issuable upon exercise of options exercisable within 60 days.

(24)

Includes 52 shares owned directly by Dr. U’Prichard, 23,024 fully vested restricted stock units issuable upon termination, 4,888 shares of restricted stock units vesting within 60 days, and 3,000 shares issuable upon exercise of options exercisable within 60 days.

(25)	Disclosures with respect to the stock ownership guidelines for each Director are set forth in the section titled “Director Compensation”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the last fiscal year, there has not been, nor are there currently proposed, any transactions or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer (at the time of the transaction), holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements agreements described in the “Executive Compensation Discussion and Analysis”.

Procedures for Approval of Related Party Transactions

Pursuant to the Life Technologies Protocol and the Audit Committee Charter, the executive officers, directors and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with the Company without the consent of the Audit Committee (or other independent committee of the Board in cases where it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest). Any request for the Company to enter into a transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates in which the amount involved exceeds $120,000 must be presented to the Audit Committee for review, consideration and approval. In approving or rejecting the proposed transaction, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs, and benefits to the Company, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. The Audit Committee shall only approve those transactions that, in light of known circumstances, are in or are not inconsistent with, our best interests, as determined in good faith by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the executive officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. SEC regulations require these individuals to give us copies of all Section 16(a) forms they file.

Based solely on a review of forms that were furnished to us and written representations from reporting persons, we believe that our executive officers, directors and, if applicable, more than 10% stockholders have timely complied with all filing requirements related to Section 16(a), except for the four late reports described immediately below:

On April 4, 2012, the Company filed a late Form 4 on behalf of each of Gregory T. Lucier, our Chairman & Chief Executive Officer, David F. Hoffmeister, our Chief Financial Officer, Peter M. Leddy, Ph.D., our Chief Human Resources Officer, and. Mark P. Stevenson, our President & Chief Operating Officer, for a transaction that occurred on March 9, 2012 for each such respective reporting person.

ITEMS FOR STOCKHOLDER CONSIDERATION

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will be asked to elect six (6) nominees to be directors. The nominees for election at the Annual Meeting of Stockholders are George F. Adam, Jr., Raymond V. Dittamore, Donald W. Grimm, Craig J. Mundie, Ora H. Pescovitz, M.D. and Per A. Peterson, Ph.D.

Our charter documents previously provided for a classified Board of Directors, such that directors in designated classes (Class I, II and III) were elected for three-year terms; however, at the 2011 Annual Meeting of Stockholders, the Company’s stockholders voted for actions that resulted in a phased declassification of the Board of Directors beginning in 2012. As a result of the declassification process, all directors of the Company will be subject to annual election by our 2014 Annual Meeting of Stockholders.

At the 2010 Annual Meeting of Stockholders, four “Class II” directors (George F. Adam, Jr., Raymond V. Dittamore, Arnold J. Levine, Ph.D., and Bradley G. Lorimier) were elected to three-year terms, with those terms ending at this year’s Annual Meeting of Stockholders. At the 2011 Annual Meeting of Stockholders, four individuals (Balakrishnan S. Iyer, Gregory T. Lucier, Ronald A. Matricaria, and David C. U’Prichard, Ph.D.) were elected to three-year terms as “Class III” directors, with those terms ending at the 2014 Annual Meeting of Stockholders. At last year’s Annual Meeting of Stockholders, three individuals (Donald W. Grimm, Ora H. Pescovitz, M.D., and Per A. Peterson) were elected to one-year terms, which terms end at this year’s Annual Meeting of Stockholders.

Accordingly, at this 2013 Annual Meeting of Stockholders, each of the three directors who were elected to a one-year term in 2012 (Donald W. Grimm, Ora H. Pescovitz, M.D. and Per A. Peterson, Ph.D.), and two of the four former “Class II” directors (George F. Adams, Jr. and Raymond V. Dittamore), are at the end of their previously-approved terms and are up for election for a one-year term. With regard to the two other former Class II directors, (i) Dr. Levine, will be retiring as a director immediately following the Annual Meeting in accordance with our Corporate Governance Principles, which provide that the Board may only nominate individuals who are 72 years of age or younger on the date of the election of such individual, and (ii) Bradley G. Lorimier will be retiring as a director immediately following the Annual Meeting in order to pursue other matters. Additionally, the Board has nominated Craig J. Mundie for election for a one-year term to the Company’s Board of Directors.

If a quorum is present at the Annual Meeting (representation, including via proxy, of a majority of all the outstanding shares of stock entitled to vote), each of the six (6) nominees for director receiving the majority of votes cast for such nominee will be elected. If elected, the six (6) nominees, along with the four continuing directors, will serve as directors until the Annual Meeting of Stockholders in 2014, in each case until his or her successor is elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), your proxy may be voted for such substitute nominee as the proxy holders may designate.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, each of the six (6) nominees for director receiving a majority of votes cast “FOR” such nominee will be elected. A majority of the votes cast means that the number of shares voted “FOR” a director exceeds the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote. If a director nominee then serving on the Board does not receive the required majority of votes cast, the director shall tender his or her resignation to the Board. Within ninety (90) days after the date of the certification of the election results, the Governance and Nominating Committee or other committee that may be designated by the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken, and the Board will act on such Committee’s recommendation and publicly disclose its decision and the rationale behind it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2013. Ernst & Young has acted in such capacity since its appointment in fiscal year 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so, and are expected to be available to respond to appropriate questions. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as our independent registered public accounting firm or whether to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year ending December 31, 2013.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for ratification of this selection. Abstentions will be counted for purposes of determining the presence or absence of a quorum. Abstentions will have any effect upon the outcome of voting with respect to the ratification of the independent registered public accounting firm. For shares held in street name, brokers have the discretion to ratify the appointment of the independent registered public accounting firm since the ratification is considered a routine matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPOINTMENT

OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

PROPOSAL 3

APPROVE A NON-BINDING ADVISORY RESOLUTION REGARDING THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) requires that we provide our stockholders with the opportunity to cast a non-binding advisory vote on the endorsement of executive compensation for our Named Executive Officers through a non-binding advisory resolution such as:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers named in the Summary Compensation Table, as described in the Company’s 2013 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, narrative disclosures and related footnotes describing Named Executive Officer compensation.”

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation principles and underlying programs are designed to attract, motivate and retain key executive talent that will drive the creation of sustainable long-term value for stockholders.

•

Our executive compensation programs are designed to ensure that a significant portion of pay should be variable or “at risk” and to link the realized value of compensation with company performance and the returns delivered to stockholders.

•

We require executives to maintain a significant level of equity ownership in Life Technologies and provide a meaningful portion of our executives’ total compensation in the form of equity-based long-term incentives, further driving the link between stockholder value and executive rewards.

•

We consistently monitor our executive compensation programs to ensure best practices against corporate governance standards as well as competitiveness against pay programs at companies in our industry of similar size and complexity.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. In addition, your vote will not create or imply any additional fiduciary duty on the part of the Board and will not restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation and Organizational Development Committee of the Board (the Compensation Committee) values the opinion of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions for our Named Executive Officers. The Board and Compensation Committee however, retains the obligation and reserves the right to determine the executive compensation that is in the best interest of the Company and its stockholders irrespective of whether the stockholders approve the compensation for our Named Executive Officers.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for approval of the non-binding advisory vote on the compensation of the Company’s Named Executive Officers. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the non-binding vote on this matter.

The Board recommends that stockholders vote FOR approval of, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, which disclosure includes the “Executive Compensation Discussion and Analysis,” the compensation tables, narrative disclosures and related footnotes describing Named Executive Officer compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

APPROVAL OF THE 2013 EQUITY INCENTIVE AWARD PLAN

We are asking the Company’s stockholders to vote for approval of the proposed 2013 Equity Incentive Plan (the “2013 Plan”). The Board of Directors has unanimously adopted, subject to stockholder approval, the 2013 Plan for employees and other service providers of the Company and its subsidiaries and affiliates. If the 2013 Plan is approved by our stockholders, the 2013 Plan will replace our 2009 Equity Incentive Plan (the “2009 Plan”), and we will not make any further grants of awards under the 2009 Plan or our other existing equity plans1 (together with the 2009 Plan, the “Prior Plans”). The 2013 Plan will become effective on the day of approval of the 2013 Plan by our stockholders at the Annual Meeting. If the stockholders do not approve the 2013 Plan, the 2013 Plan will not become effective and the 2009 Plan will continue to be in effect.

Overview of the Proposed 2013 Plan

Proposed Share Reserve

Share Reserve Calculation.  The 2013 Plan authorizes the issuance of the sum of:

•	13,000,000 shares of our common stock; plus

•

one share for each share subject to a stock option or stock appreciation right that is outstanding under the Prior Plans as of the effective date of the 2013 Plan, that subsequently expires, is forfeited, or is settled in cash; plus

•

1.6 shares for each share subject to a full value award outstanding under the Prior Plans as of the effective date of the 2013 Plan that subsequently expires or is forfeited, terminated, cancelled, repurchased, settled in cash, or tendered or withheld to satisfy any tax withholding obligation with respect to such full value award. The fungible share ratio under the 2009 Plan was 1.6 for 1.

As of March 6, 2013, there were 7,533,458 shares subject to stock options and stock appreciation rights granted under the Prior Plans, 3,033,052 shares subject to full value awards under the Prior Plans and a total of 5,306,387 shares remained available for issuance under the 2009 Plan. A maximum of an additional 12,386,341 shares of our common stock (representing the 7,533,458 shares subject to stock options under the Prior Plans as of March 6, 2013, and the 3,033,052 shares subject to full value awards under the Prior Plans as of March 6, 2013, converted at the 1.6 fungible share ratio) could become available for future issuance under the 2013 Plan in respect of Prior Plan awards. In no event will more than 25,386,341 shares of our common stock be issuable pursuant to awards under the 2013 Plan during its ten-year term. No further awards will be granted under the Prior Plans if the 2013 Plan is approved by the stockholders. For more information regarding the share recycling provisions under the 2013 Plan, see “Summary of the 2013 Plan - Shares Available and Limitations on Awards” below.

Fungible Pool – Counting of Full Value Awards.    Under the terms of the 2013 Plan, the shares available for issuance may be used for all types of awards under a fungible pool formula. Pursuant to this fungible pool formula, the authorized share limit will be reduced by one share of common stock for every one share subject to an option or stock appreciation right granted under the 2013 Plan and 2.15 shares of common stock for every one share subject to a “full value award” granted under the 2013 Plan. For purposes of the 2013 Plan, a full value award is an award pursuant to which shares of our common stock are issuable that is granted with a per-share exercise or purchase price less than 100% of the fair market value of a share of our common stock on the date of grant.

[1]

The Invitrogen Corporation 1997 Stock Option Plan, the Applied Biosystems Group Amended and Restated 1999 Stock Incentive Plan, the Life Technologies Corporation Amended and Restated 1999 Stock Incentive Plan and the Invitrogen Corporation 2004 Equity Incentive Plan, as such plans may be amended from time to time.

Outstanding Awards Under Prior Plans – Shares Available for Issuance as of March 6, 2013.    The table below presents information about the number of shares, including dividend equivalents, that were subject to various outstanding equity awards under the Prior Plans, and the shares remaining available for issuance under the Prior Plans, at March 6, 2013:

	Shares Subject to Options Outstanding	Full-Value Awards Outstanding	Shares Remaining Available for Future Grant
Prior Plans (1)
1997 SOP	176,212	—	—
AB 1999 SIP	411,326	—	—
Life Tech 1999 SIP	205,270	46,077	—
2004 EIP	4,126,447	124,564	—
2009 EIP	2,614,203	2,862,411	5,306,387
Total	7,533,458	3,033,052	5,306,387
Weighted-Average Exercise Price of Options	$38.79
Weighted-Average Remaining Term of Options	5

Other Plans
2010 ESPP (2)			1,588,127
Deferred Compensation Plan (3)			1,831,546

(1)

Prior Plans include (a) the Invitrogen Corporation 1997 Stock Option Plan (“1997 SOP”) , (b) the Applied Biosystems Group Amended and Restated 1999 Stock Incentive Plan (“AB 1999 SIP”), (c) the Life Technologies Corporation Amended and Restated 1999 Stock Incentive Plan (“Life Tech 1999 SIP”), (d) the Invitrogen Corporation 2004 Equity Incentive Plan (“2004 EIP”), and (e) the Life Technologies Corporation 2009 Equity Incentive Plan (“2009 EIP”).

(2)	Includes 1,588,127 shares reserved for issuance under the Section 423 qualified Life Technologies Corporation 2010 Employee Stock Purchase Plan (“2010 ESPP”) which was suspended in Q4 2012.

(3)	Included 1,831,546 shares available for future issuance under the Life Technologies Deferred Compensation Plan. Shares are issued upon employee deferral of their annual bonus.

Background for the Determination of the Share Reserve Under the 2013 Plan

The determination of the proposed share reserve under the 2013 Plan, and the increase it represents over the number of shares available for issuance under the Prior Plans, was made by the Board of Directors after considering the following:

•

If we do not increase the shares available for issuance under our equity plans as contemplated by the proposed share reserve under the 2013 Plan, based on historical usage rates of shares under our equity plans, we will not have sufficient shares to continue to incentivize employees, and the Company would lose its most important compensation tool aligned with stockholder interests to attract, motivate and retain highly qualified talent.

•

In setting the size of the share reserve under the 2013 Plan, as described above, the Board of Directors also considered the historical amounts of equity awards granted by the Company under the Prior Plans in the past three years. In 2010, 2011 and 2012, we made equity awards representing a total of approximately 3.4 million shares, 2.1 million shares, and 2.5 million shares, respectively. This level of equity awards represents a 3-year average burn rate of 1.45% of fully diluted common shares outstanding.

•

We expect the share authorization under the 2013 Plan (as described under “-- Proposed Share Reserve” above) to provide the Company with enough shares for awards until the stockholder meeting in 2016 or 2017, assuming we continue to grant awards consistent with our historical usage and current practices, as reflected in our three-year average burn rate, and further dependant on the price of the Company’s shares and hiring activity during the next few years, and noting that future circumstances may require us to make changes to our current practices. We cannot predict our future equity grant practices, the further price of the Company’s shares or future hiring activity with any degree of certainty at this time, and the share reserve under the 2013 Plan could last for a shorter or longer time. In recent discussions with stockholders with a significant ownership stake in the Company, they provided feedback to the Company that this was a reasonable request.

•

In 2010, 2011 and 2012, the end of year overhang rate was 14%, 12%, and 10%, respectively. If approved, the issuance of the additional shares to be reserved under the 2013 Plan would dilute the holdings of stockholders by an additional 4% on a fully diluted basis, based on the number of shares of our common stock outstanding as of March 6, 2013.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the extremely competitive labor markets in which we compete, the Board of Directors has determined that the size of the share reserve under the 2013 Plan is reasonable and appropriate at this time. The Board of Directors will not create a subcommittee to evaluate the risk and benefits for issuing shares under the 2013 Plan.

Other Key Features of the 2013 Plan

The 2013 Plan reflects a broad range of compensation and governance best practices, with some of the key features of the 2013 Plan as follows:

•

Limitations on Grants. The maximum number of shares of our common stock that may be subject to one or more awards granted to any participant pursuant to the 2013 Plan during any fiscal year is 4,000,000. However, this number may be adjusted to take into account equity restructurings and certain other corporate transactions as described below. No participant may be granted, during any fiscal year, awards initially payable in cash that could result in such participant receiving cash payments exceeding $20,000,000 pursuant to such awards. In addition, non-employee directors may not be granted awards under the 2013 Plan with an aggregate value on the date of grant (determined in accordance with applicable accounting standards) in excess of $750,000 during any fiscal year.

•

No Repricing or Replacement of Options or Stock Appreciation Rights. The 2013 Plan prohibits, without stockholder approval: (1) the amendment of options or stock appreciation rights to reduce the exercise price, and (2) the cancelation of an option or stock appreciation right in exchange for cash or any other award when the price per share of the option or stock appreciation right exceeds the fair market value of the underlying shares, except with respect to any Substitute Award (as defined in “Shares Available and Limitations on Awards” below).

•

No In-the-Money Option or Stock Appreciation Right Grants. The 2013 Plan prohibits the grant of options or stock appreciation rights with an exercise or base price less than 100% of the fair market value of our common stock on the date of grant.

•

Section 162(m) Qualification. The 2013 Plan is designed to allow awards made under the 2013 Plan, including equity awards and incentive cash bonuses, to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”). In order to ensure continued ability to grant performance-based compensation under Section 162(m) of the Code under the 2009 Plan, we would have needed to submit the 2009 Plan for re-approval by our stockholders at the 2014 annual stockholder meeting. Approval of the 2013 Plan will preserve our ability to grant equity awards that constitute performance-based compensation under Section 162(m) of the Code for an additional five years, subject to earlier re-approval if required under Section 162(m) of the Code.

•

Independent Administration. The Compensation and Organizational Development Committee of the Board of Directors, which consists of two or more non-employee directors, generally will administer the 2013 Plan if it is approved by stockholders. The full Board of Directors will administer the 2013 Plan with respect to awards granted to non-employee directors. The Compensation and Organizational Development Committee may delegate certain of its duties and authorities to a management committee for awards to certain individuals, within specific guidelines and limitations. However, no delegation of authority is permitted with respect to awards made to individuals who

(1) are subject to Section 16 of the Exchange Act, (2) are “covered employees” within the meaning of Section 162(m) of the Code, or (3) have been delegated authority to grant, amend or administer awards under the 2013 Plan.

Equity-based compensation has been a major component of our total compensation and reward programs. We believe that our capacity to grant equity-based incentives has been a significant factor in our ability to attract and retain employees and consultants upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent. Stockholder approval of the 2013 Plan will allow us to continue to provide such incentives.

Stockholder Approval Requirement

In general, stockholder approval of the 2013 Plan is necessary in order for us to (1) meet the stockholder approval requirements of the principal securities market on which shares of our common stock are traded, (2) take tax deductions for certain compensation resulting from awards granted in order to qualify as performance-based compensation under Section 162(m) of the Code, and (3) grant stock options that qualify as incentive stock options (“ISOs”), as defined under Section 422 of the Code.

Summary of the 2013 Plan

The principal features of the 2013 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2013 Plan itself. The 2013 Plan is attached to this Proxy Statement as Appendix A.

General

The 2013 Plan provides for the grant of ISOs, non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock awards, performance awards, dividend equivalents, and stock payments. Except for automatic awards to our non-employee directors pursuant to our non-employee director compensation policy, as described below, no determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2013 Plan. The 2013 Plan is also designed to enable us to grant performance-based equity and cash awards that qualify as “performance-based compensation” under Section 162(m) of the Code.

Purpose

The purpose of the 2013 Plan is to promote our success and enhance our value by linking the individual interests of the members of the Board of Directors and our employees and consultants to those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The 2013 Plan is further intended to provide us flexibility in our ability to motivate, attract, and retain the services of members of the Board of Directors, our employees and our consultants upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent.

Administration

The 2013 Plan will be administered by the Compensation and Organizational Development Committee of the Board of Directors, which may delegate its duties and responsibilities to subcommittees of our directors and/or management for awards to certain non-executive employees, subject to certain limitations that may be imposed under applicable law or regulation, including Section 162(m) of the Code, Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The full Board of Directors will administer the 2013 Plan with respect to awards to non-employee directors. The Compensation and Organizational Development Committee, or the Board of Directors, as applicable, is referred to as the “Administrator” of the 2013 Plan. The Administrator will have the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2013 Plan, subject to its express terms and conditions.

Eligibility

All of our employees and consultants, and those of our subsidiaries and affiliates, and members of the Board of Directors, are eligible to receive awards under the 2013 Plan. As of December 31, 2012, the persons who would have been eligible to participate in the 2013 Plan if it had been in effect on such date were approximately 10 non-employee directors, approximately 10,200 employees and approximately 1,800 consultants of the Company and its subsidiaries and affiliates.

Shares Available and Limitations on Awards

The 2013 Plan authorizes the issuance of the sum of:

•	13,000,000 shares of our common stock; plus

•

one share for each share subject to a stock option or stock appreciation right that is outstanding under the Prior Plans as of the effective date of the 2013 Plan, that subsequently expires, is forfeited, or is settled in cash; plus

•

1.6 shares for each share subject to a full value award outstanding under the Prior Plans as of the effective date of the 2013 Plan that subsequently expires or is forfeited, terminated, cancelled, repurchased, settled in cash, or tendered or withheld to satisfy any tax withholding obligation with respect to such full value award. The fungible share ratio under the 2009 Plan was 1.6 for 1.

In no event will more than 25,386,341 shares of our common stock be issuable pursuant to awards under the 2013 Plan during its ten-year term. No awards will be granted under the Prior Plans following the effective date of the 2013 Plan. The shares of our common stock covered by the 2013 Plan may be shares in treasury, authorized but unissued shares, or shares purchased in the open market.

Shares that are subject to awards of options or stock appreciation rights granted under the 2013 Plan will be counted against this limit as one share for every one share granted. Shares that are subject to full value awards granted under the 2013 Plan will be counted against this limit as 2.15 shares for every one share granted. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2013 Plan.

If any award under the 2013 Plan or the Prior Plans is forfeited, expires, is repurchased by us at a price not greater than the price paid by the holder of such shares or is settled for cash, then the shares subject to such award may be used again for new grants under the 2013 Plan. In addition, shares that are tendered or withheld to satisfy any tax withholding obligation with respect to a full value award granted under the 2013 Plan or under the Prior Plans may be used again for new grants under the 2013 Plan. Any shares that again become available for grant will be added back in an amount corresponding to the reduction in the share reserve previously made in connection with such award, as described above. Notwithstanding the foregoing, shares tendered or withheld to satisfy the exercise price of an option or any tax withholding obligation with respect to an option or stock appreciation right granted under the 2013 Plan or any Prior Plan, any shares subject to a stock appreciation right that are not issued in connection with the stock settlement of such award on exercise, and shares purchased on the open market with the cash proceeds from the exercise of options, will not be added to the shares authorized for grant under the 2013 Plan.

To the extent permitted by applicable law or any exchange rule, and subject to certain other restrictions, shares issued in assumption of, or in substitution for, any outstanding awards or shares available under a pre-existing plan of an entity acquired by the Company or any of its subsidiaries that was approved by stockholders and not adopted in contemplation of such acquisition will not be counted against the share available for grant under the 2013 Plan.

The maximum number of shares of our common stock that may be subject to one or more awards granted to any participant pursuant to the 2013 Plan during any fiscal year is 4,000,000, and no participant may be granted, during any fiscal year, awards initially payable in cash that could result in such participant receiving cash payments exceeding $20,000,000 pursuant to such awards. In addition, non-employee directors may not be granted awards under the 2013 Plan with an aggregate value (measured on the date of grant and determined in accordance with applicable accounting standards) in excess of $750,000 during any fiscal year.

Awards

Stock options, including ISOs, as defined under Section 422 of the Code, and non-qualified stock options may be granted pursuant to the 2013 Plan. Only our employees may be granted ISOs. The option exercise price of all stock options granted pursuant to the 2013 Plan will not be less than 100% of the fair market value of our common stock on the date of grant. In general, the fair market value shall be the closing sales price for a share of our common stock as quoted on the principal securities market on which shares of our common stock are traded, which as of March 6, 2013 was $59.96 per share as quoted on the NASDAQ Stock Market. Stock options may vest and become exercisable as determined by the Administrator, but in no event may a stock option have a term extending beyond the tenth anniversary of the date of grant. Generally, an option may be exercised only while such person remains an employee or non-employee director of us or one of our subsidiaries or affiliates or for a specified period of time following the holder’s termination of service with us or one of our subsidiaries or affiliates.

Stock appreciation rights entitle the holder, upon exercise of all or a portion of the stock appreciation right, to receive from us an amount based on the increase in the price of our common stock over a set exercise or base price. The exercise or base price per share subject to a stock appreciation right may not be less than 100% of the fair market value on the date of grant. The Administrator determines the period during which the right to exercise a stock appreciation right vests, but in no event may a stock appreciation right have a term extending beyond the tenth anniversary of the date of grant. Payment pursuant to the stock appreciation right awards may be in cash, shares, or a combination of both, as determined by the Administrator. Generally, a stock appreciation right may be exercised only while such person remains an employee or non-employee director of us or one of our subsidiaries or affiliates or for a specified period of time following the holder’s termination of service with us or one of our subsidiaries or affiliates.

Restricted stock units may be granted pursuant to the 2013 Plan. A restricted stock unit award provides for the issuance of our common stock at a future date upon the satisfaction of specific conditions set forth in the applicable award agreement. The Administrator will specify the vesting requirements and other terms and conditions of each restricted stock unit award in the applicable award agreement. Restricted stock units generally will be forfeited, and the underlying shares of our common stock will not be issued, if the applicable vesting conditions are not met. The Administrator will specify, or permit the restricted stock unit holder to elect, the conditions and dates upon which the shares underlying the vested restricted stock units will be issued (subject to compliance with the deferred compensation requirements of Section 409A of the Code). Restricted stock units may be paid in cash, shares, or both, as determined by the Administrator.

Restricted stock awards are grants of shares of our common stock at a price determined by the Administrator, if any, to be paid by the holder to us with respect to any restricted stock award, with cash, services or any other consideration that the Administrator deems acceptable. Restricted stock generally may be repurchased by us at the original purchase price (or less), if any, or forfeited, if the vesting conditions and other restrictions are not met. Conditions may be based on continuing service to us or any of our subsidiaries or affiliates or achieving one or more of the performance criteria listed below, or other specific criteria. During the period of restriction, participants holding shares of restricted stock have full voting and dividend rights with respect to such shares unless otherwise provided by the Administrator.

Dividend equivalents are the right to receive the equivalent value of dividends paid on shares. No dividend equivalents may be payable with respect to options or stock appreciation rights pursuant to the 2013 Plan. Dividend equivalents that are granted by the Administrator are credited as of dividend payment dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the Administrator. Such dividend equivalents will be converted to cash or additional shares of our common stock by such formula, at such time and subject to such limitations as may be determined by the Administrator. In addition, dividend equivalents with respect to an award with performance-based vesting that are based on dividends paid prior to vesting shall only be paid out to the holder to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests.

Stock payments are payments in the form of shares of our common stock or an option or other right to purchase shares of our common stock. The number or value of shares of any stock payment will be determined by the Administrator and may be based on continuing service with us or any of our subsidiaries or affiliates or achieving one or more of the performance criteria listed below, or other specific criteria determined by the Administrator. Shares underlying a stock payment that is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Stock payments may, but are not required to, be made in lieu of other cash compensation otherwise payable to an individual.

Performance awards may be granted in the form of cash awards, stock awards or other performance or incentive awards that are paid in cash, shares or a combination of cash and shares. The value of performance awards may be linked to the satisfaction of performance criteria established by the Administrator. The Administrator will also determine whether performance awards are intended to be performance-based compensation within the meaning of Section 162(m) of the Code. Following is a brief discussion of the requirements for awards to be treated as performance-based compensation within the meaning of Section 162(m) of the Code.

Performance-based compensation under Section 162(m) of the Code. The Compensation and Organizational Development Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Under the 2013 Plan, these performance-based awards may be paid in cash, shares, equity awards or a combination of cash, shares and equity awards. Participants are entitled to receive payment for a Code Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by our Compensation and Organizational Development Committee for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: net earnings (either before or after interest, taxes, depreciation and amortization); gross or net sales or revenue; net income (either before or after taxes); adjusted net income; operating earnings or profit; cash flow (including, but not limited to, operating cash flow and free cash flow); return on assets; return on capital or return on invested capital; return on stockholders’ equity; total stockholder return; return on sales; gross or net profit or operating margin; operating or other costs and expenses; improvements in expense levels; working capital; earnings per share or adjusted earnings per share; price per share of our common stock; regulatory body approval for commercialization of a product; implementation or completion of critical projects; market share; economic value; comparisons with various stock market indices; stockholder’s equity; market recognition (including but not limited to awards and analyst ratings); financial ratios; net promoter score; customer satisfaction; and strategic team goals.

Any of the performance criteria may be measured with respect to the Company, or any subsidiary, division, business unit or individual, either in absolute terms, terms of growth or as compared to any incremental increase or decrease or as compared to results of a peer group(s) or to market performance indicators or indices. The Compensation and Organizational Development Committee will define in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. With regard to a particular performance period, the Compensation and Organizational Development Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the performance goals that will be used to measure the performance for the period.

Except as provided by the Compensation and Organizational Development Committee at the time of grant, the achievement of each performance goal will be determined in accordance with applicable accounting standards. The Compensation and Organizational Development Committee may provide that objectively determinable adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. Any such adjustments will be based on items related to one or more of the following : a change in accounting principles; items relating to financing activities; financing activities; expenses for restructuring or productivity initiatives; other non-operating items; acquisitions; items attributable to the business operations of any entity acquired by us during the performance period; the disposal of a business or segment of a business; discontinued operations that do not qualify as a segment of a business under applicable accounting standards; any stock dividend, stock split, combination or exchange of shares occurring during the performance period; significant income or expense which are determined to be appropriate adjustments; unusual or extraordinary corporate transactions, events or developments; amortization of acquired intangible assets; items that are outside the scope of our core, on-going business activities; acquired in-process research and development; changes in tax laws; major licensing or partnership arrangements; asset impairment charges; gains or losses for litigation, arbitration and contractual settlements; or any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Awards to Non-Employee Directors

Pursuant to the Company’s non-employee director compensation policy, most non-employee directors receive a fixed annual compensation of $325,000 with $100,000 payable in cash, and $225,000 payable in restricted stock units. These restricted stock units are granted at the first Board of Directors meeting following each annual meeting. The Board of Directors plan to hold a meeting on the day of the 2013 Annual Meeting and these restricted stock unit awards for 2013 will be granted to the non-employee members of the Board of Directors on the date of the Annual Meeting under the 2013 Plan, pending its approval.

The Board of Directors anticipates that most non-employee members of the Board of Directors will continue to annually receive restricted stock units with a fair market value on the date of grant of $225,000. Each such restricted stock unit award will vest at the earlier of the one-year anniversary of its grant date or the date of the next annual meeting. Each director may elect to have the company settle his or her restricted stock units at a specified time after the vesting period has lapsed, subject to compliance with Section 409A of the Code. If no election is made, the restricted stock units will be settled at termination service from the Board of Directors.

The 2013 Plan provides that non-employee directors may not be granted awards under the 2013 Plan with an aggregate value (measured on the date of grant and determined in accordance with applicable accounting standards) in excess of $750,000 during any fiscal year.

Payment Methods

The Administrator will determine the methods by which payments by any award holder with respect to any awards granted under the 2013 Plan may be paid and the form of such payment, including, without limitation: (1) cash or check; (2) shares of our common stock issuable pursuant to the award or held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a fair market value on the date of delivery equal to the aggregate payments required; (3) delivery of a written or electronic notice that the award holder has placed a market sell order with a broker with respect to shares of our common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to us upon settlement of such sale); or (4) any other form of legal consideration acceptable to the Administrator. However, no participant who is a member of the Board of Directors or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to make payment with respect to any awards granted under the 2013 Plan, or continue any extension of credit with respect to such payment in any method that would violate the prohibitions on loans made or arranged by us as set forth in Section 13(k) of the Exchange Act. Only whole shares of common stock may be purchased or issued pursuant to an award, and the Administrator will determine whether cash will be given in lieu of any fractional shares or whether fractional shares will be eliminated by rounding down.

Transferability

Except as otherwise provided by the Administrator in accordance with the 2013 Plan, no award under the 2013 Plan may be transferred other than by will or the laws of descent and distribution. No award shall be liable for the debts or contracts of the holder of an award or his successors in interest or shall be subject to disposition by any legal or equitable proceedings. During the lifetime of the holder of an award granted under the 2013 Plan, only such holder may exercise such award. After the holder’s death, any exercisable portion of an award may be exercised by his personal representative or any person empowered to do so under such holder’s will or the then-applicable laws of descent and distribution until such portion becomes unexercisable under the 2013 Plan or the applicable award agreement.

Forfeiture, Recoupment and Clawback Provisions

Pursuant to its general authority to determine the terms and conditions applicable to awards under the 2013 Plan, the Compensation and Organizational Development Committee of the Board of Directors shall have the right to provide, in an award agreement or otherwise, that an award shall be subject to the provisions of any recoupment or clawback policies implemented by the Compensation and Organizational Development Committee of the Board of Directors, including, without limitation, any recoupment or clawback policies adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

Adjustment Provisions

If there is any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of our assets to stockholders, or any other change affecting the shares of our common stock or the share price of our common stock other than an equity restructuring (as defined in the 2013 Plan), the Administrator may make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such change with respect to (1) the aggregate number and type of shares that may be issued under the 2013 Plan (including, but not limited to, adjustments of the number of shares available under the plan and the maximum number and kind of shares that may be subject to one or more awards to a participant pursuant to the 2013 Plan during any fiscal year), (2) the number and kind of shares, or other securities or property, subject to outstanding awards, (3) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto), and (4) the grant or exercise price per share for any outstanding awards under the 2013 Plan. If there is any equity restructuring, (1) the number and type of securities subject to each outstanding award and the grant or exercise price per share for each outstanding award, if applicable, will be proportionately adjusted, and (2) the Administrator will make proportionate adjustments to reflect such equity restructuring with respect to the aggregate number and type of shares that may be issued under the 2013 Plan (including, but not limited to, adjustments of the number of shares available under the plan and the maximum number and kind of shares that may be subject to one or more awards to a participant pursuant to the plan during any fiscal year). Adjustments in the event of an equity restructuring will not be discretionary. Any adjustment affecting an award intended to qualify as performance-based compensation will be made consistent with the requirements of Section 162(m) of the Code and the regulations thereunder. The Administrator also has the authority under the 2013 Plan to take certain other actions with respect to outstanding awards in the event of a corporate transaction, including provision for the cash-out, termination, assumption or substitution of such awards.

Change in Control

In the event of a change in control (as such term is defined in the 2013 Plan), each outstanding award will continue in effect or be assumed or substituted for an equivalent award by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, or if the change in control is a “going private change in control,” all awards will become fully vested, exercisable and/or payable immediately prior to the consummation of such change in control. For purposes of the 2013 Plan, a “going private change in control” will mean a change in control following the consummation of which neither we nor our surviving, continuing or successor corporation will have equity securities that are publicly traded on a national or international exchange (or the equivalent) (and, for purposes of determining whether a transaction is a “going private change in control,” publicly traded equity securities of a direct or indirect parent of ours or our surviving, continuing or successor corporation following such change in control will not be considered).

Amendment and Termination; Repricing Without Stockholder Approval Prohibited

The Board of Directors or the Compensation and Organizational Development Committee may terminate, suspend, amend or modify the 2013 Plan at any time; however, except to the extent permitted by the 2013 Plan in connection with certain changes in capital structure, stockholder approval must be obtained for any amendment to (1) increase the number of shares available under the 2013 Plan, (2) increase the limits imposed on the maximum number of shares that may be issued under the 2013 Plan, (3) reduce the per-share exercise price of the shares subject to any option or stock appreciation right, and (4) cancel any option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares, except with respect to any Substitute Award.

Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences to U.S. taxpayers and us of awards granted to U.S. taxpayers under the 2013 Plan. Tax consequences for any particular individual may be different.

If an optionee is granted a non-qualified stock option under the 2013 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock at the time the optionee exercises such option. Any subsequent gain or loss will be taxable as a capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

A participant receiving ISOs under the 2013 Plan will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the exercise or base price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value at the time of sale and the exercise or base price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the tax consequences described for non-qualified stock options will apply.

The current federal income tax consequences of other awards authorized under the 2013 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as non-qualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); restricted stock units, stock-based performance awards, dividend equivalents and other types of awards generally are subject to tax at the time of payment based on the fair market value of the award at such time. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we generally will have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the 2013 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year with respect to such covered employee.

Qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock awards generally will qualify as performance-based compensation if (1) the award is granted by a compensation committee composed solely of two or more “outside directors,” (2) the plan contains a per-employee limitation on the number of awards that may be granted during a specified period, (3) the plan is approved by the stockholders, and (4) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise or base price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options and stock appreciation rights, established performance criteria that must be met before the award actually will vest or be paid.

The 2013 Plan is designed to meet the requirements of Section 162(m) of the Code; however, awards granted under the 2013 Plan will be treated as qualified performance-based compensation under Section 162(m) of the Code only if the awards and the procedures associated with them comply with all requirements of Section 162(m) of the Code. There can be no assurance that compensation attributable to awards granted under the 2013 Plan will be treated as qualified performance-based compensation under Section 162(m) of the Code and thus be deductible to us.

New Plan Benefits

Other than the automatic awards to our non-employee directors described above under “—Awards to Directors,” awards are subject to the discretion of the Administrator and no determinations have been made by the Administrator as to any awards that may be granted pursuant to the 2013 Plan. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2013 Plan or the benefits that would have been received by such participants if the 2013 Plan had been in effect in the year ended December 31, 2012.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required to approve the 2013 Equity Incentive Plan. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the non-binding vote on this matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2013 EQUITY INCENTIVE PLAN.

ADDITIONAL INFORMATION

Stockholders Sharing the Same Last Name and Address.    In accordance with notices that we sent to certain stockholders, we are sending only one copy of the Company’s Annual Report and Proxy Statement to stockholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of the Company’s Annual Report and/or Proxy Statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations via e-mail at ir@lifetech.com or by mail to Investor Relations, Life Technologies Corporation, 5791 Van Allen Way, Carlsbad, CA 92008, or call at (760) 603-7208. We will promptly send additional copies of the Annual Report and/or Proxy Statement upon receipt of such request. You may also contact the Company if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Life Technologies stock at two different brokerage firms, your household will receive two copies of the Life Technologies Annual Meeting materials — one from each brokerage firm.

Stockholder Communications with Board of Directors.    Any stockholder who wishes to communicate with the Board, any committee of the Board, any individual director (including our Presiding Director), or the independent directors as a group may do so by writing to the Company’s Secretary at the following address: 5791 Van Allen Way, Carlsbad, CA 92008, Attention: Corporate Secretary. The name or title of any specific recipient or group should be noted in the communication. Communications from stockholders are distributed by the Secretary to the Board or to the committee or director(s) to whom the communication is addressed. The Secretary, however, will not distribute items that are unrelated to the duties and responsibilities of the Board, such as spam, junk mail and mass mailings, business solicitations and advertisements, and communications that advocate the Company’s engaging in illegal activities or that, under community standards, contain offensive, scurrilous or abusive content.

Stockholder Proposals for 2014 Annual Meeting.    Stockholders interested in submitting a proposal for inclusion in our proxy materials for our 2014 Annual Meeting of Stockholders must do so by sending such proposal to our Corporate Secretary at our principal executive offices at 5791 Van Allen Way, Carlsbad, California 92008, Attention: Corporate Secretary. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2014 Annual Meeting of Stockholders is November 15, 2013. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2014 Annual Meeting of Stockholders, any such stockholder proposal must be received by our Corporate Secretary on or before November 15, 2013, and comply with the procedures and requirements in Rule 14a-8 under the Securities Exchange Act of 1934, as well as the applicable requirements of our Bylaws discussed below. Any stockholder proposal received after November 15, 2013 will be considered untimely, and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our Bylaws.

Advance Notice for Proposals for Business to be Discussed at the 2014 Annual Meeting.    Our Bylaws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive offices not less than 120 days or more than 150 days prior to the anniversary date of the mailing of the proxy materials for the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters, except if we did not hold an annual meeting the previous year, or if the date of this year’s Annual Meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials, and not later than the close of business on the later of (i) the 90th day prior to the scheduled annual meeting or (ii) the 15th day following the day on which public announcement of the date of annual meeting was first made. For the Company’s 2014 Annual Meeting of Stockholders, proper notice of business that is intended for inclusion in the Company’s proxy statement must be received no earlier than October 16, 2013, nor later than the close of business on November 15, 2013.

A copy of our Bylaws may be obtained by written request to the Corporate Secretary at the same address. Our Bylaws are also available on the Investor Relations section of our website at ir.lifetechnologies.com.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

John A. Cottingham

Chief Legal Officer & Secretary

March 15, 2013

Carlsbad, California

Appendix A

LIFE TECHNOLOGIES CORPORATION

2013 EQUITY INCENTIVE PLAN

ARTICLE 1.

PURPOSE

The purpose of the Life Technologies Corporation 2013 Equity Incentive Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Life Technologies Corporation (the “Company”) by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The Plan provides a mechanism through which the Company may grant equity and equity-based awards as well as cash bonus and other cash awards to Eligible Individuals.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1        “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 12. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2        “Affiliate” shall mean (a) Subsidiary; and (b) any eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company or (ii) any Subsidiary.

2.3        “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4        “Applicable Law” shall mean any applicable law, including, without limitation, the Code, the Securities Act, the Exchange Act any other federal, state or foreign corporate, securities, foreign exchange/currency, or tax or other laws, rules, requirements or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and any other applicable law.

2.5        “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.6        “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.7        “Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.

2.8        “Board” shall mean the Board of Directors of the Company.

2.9        “Cause” shall mean the occurrence of any of, but not limited to, the following: (a) commission of a crime against the Company, its Affiliates, customers or employees, whether prosecuted or not; (b) commission of a crime by a Holder or violation of law, statute or regulation that creates an inability to perform job duties; (c) conviction of a Holder of any felony or any crime involving fraud or dishonesty; (d) a Holder’s failure or inability to perform job duties due to intoxication by drugs or alcohol during working hours; (e) a Holder’s conflict of interest, not specifically waived in advance by the Company; (f) a Holder’s violation of any statutory or fiduciary duty, or duty of loyalty owed to the Company and/or any Affiliate; (g) unauthorized release of confidential information that belongs to the Company, its Affiliates or their customers or Employees; (h) a Holder’s habitual neglect of duties; (i) a Holder’s unsatisfactory performance of job duties or insubordination (including, but not limited to, refusal to comply with established policies or procedures or failure to follow instructions of a supervisor); or (j) other misconduct by a Holder, including, but not limited to: falsification of records of the Company or any Affiliate, including timekeeping records and the Holder’s application for employment, nonadherence to the policies of the Company or any Affiliate, unlawful discrimination or harassment of another employee, customer or supplier; theft; unauthorized use or possession of property belonging to the Company or any Affiliate, a co-worker or customer; possession of firearms, controlled substances or illegal drugs on the premises of the Company or any Affiliate or while performing Holder’s duties for the Company or any Affiliate; and any other conduct interfering with work performance or constituting an unsafe, unethical or unlawful practice. Notwithstanding the foregoing, a Holder’s Disability shall not constitute Cause as set forth herein. The determination that a termination is for Cause shall be by the Administrator it its sole and exclusive judgment and discretion. Notwithstanding the foregoing, if a Holder is a party to an employment or severance agreement with the Company or any Affiliate in effect as of the date of grant of an Award which defines “Cause” or a similar term, or if an Award Agreement defined “Cause” in a manner that differs from the foregoing definition, “Cause” for purposes of the Plan and such Award shall have the meaning given to such term in such employment and a severance agreement or Award Agreement (and if “Cause” or a similar term is defined in both an employment or severance agreement with the Company or any Affiliate in effect as of the date of grant of an Award and in the Award Agreement, the definition of “Cause” in the employment or severance agreement shall take precedence unless expressly otherwise provided in the Award Agreement). For Holders outside of the United States, to the extent a court or tribunal of competent jurisdiction determines that any provision in the definition of “Cause” is invalid or unenforceable, in whole or in part, under Applicable Law, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under Applicable Law.

2.10      “Change in Control” shall mean and includes each of the following:

(a)        A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)        During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.10(a) or Section 2.10(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)        The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)          Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)        After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.10(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)        The Company’s stockholders approve a liquidation or dissolution of the Company.

In addition, a Change in Control shall constitute a “Going Private Change in Control,” if, immediately after the closing of such Change in Control, neither the Company nor the surviving or continuing corporation or successor thereof, has equity securities that are publicly traded on a national or international exchange (or the equivalent) (and, for purposes of determining whether a transaction is a Going Private Change in Control, publicly traded equity securities of a direct or indirect parent of the Company or the surviving, continuing or successor thereof shall not be considered).

In addition, if a Change in Control constitutes a payment event with respect to any portion of an Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

2.11      “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

2.12      “Committee” shall mean the Compensation and Organizational Development Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 12.1.

2.13      “Common Stock” shall mean the common stock of the Company, par value $0.001 per share.

2.14      “Company” shall have the meaning set forth in Article 1.

2.15      “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.16      “Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.17      “Director” shall mean a member of the Board, as constituted from time to time.

2.18      “Disability” shall mean that the Holder is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under a long-term disability income plan, if any, covering employees of the Company, or (c) permanently disabled as determined under the terms of any applicable long-term disability plan sponsored by the Holder’s Employer and covering the Holder. For purposes of the Plan, a Holder shall be deemed to have incurred a Disability if the Holder is determined to be totally disabled by the Social Security Administration or in accordance with the applicable disability insurance program of the Company; provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this definition. Any determination of Disability under this Plan shall be made by the Administrator.

2.19      “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

2.20      “Effective Date” shall mean the date on which the Plan is approved by the Company’s stockholders.

2.21      “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.22      “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder for individuals employed or engaged by the Company or any Affiliate in the United States or as determined in accordance with local Applicable Law for individuals employed or engaged by the Company or any Affiliate outside the United States) of the Company or of any Affiliate.

2.23      “Employer” shall mean, on the applicable date, the Company or Affiliate that employs an Employee or engages a Consultant.

2.24      “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.25      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.26      “Expiration Date” shall have the meaning given to such term in Section 13.1.

2.27      “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows (unless an alternative definition is approved by the Administrator and set forth in the applicable Award Agreement, in which case such definition shall apply to such Award):

(a)          If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)          If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)          If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.28      “Full Value Award” shall mean any Award other than an Option or a Stock Appreciation Right and that is settled by the issuance of Shares and any Prior Plan Award other than an option or a stock appreciation right that is settled by the issuance of Shares.

2.29      “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.30      “Holder” shall mean a person who has been granted an Award.

2.31      “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.32      “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.33      “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.34      “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.35      “Option Term” shall have the meaning set forth in Section 6.6.

2.36      “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.37      “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1.

2.38      “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.39      “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)          The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes,

(C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital or return on capital or invested capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) operating or other costs and expenses; (xiv) improvements in expense levels; (xv) working capital; (xvi) earnings per share or adjusted earnings per share; (xvii) price per share of Common Stock; (xviii) regulatory body approval for commercialization of a product; (xix) implementation or completion of critical projects; (xx) market share; (xxi) economic value; (xxii) comparisons with various stock market indices; (xxiii) stockholders’ equity; (xxiv) market recognition (including but not limited to awards and analyst ratings); (xxv) financial ratios; (xvi) net promoter score; (xvii) customer satisfaction; and (xxviii) strategic team goals, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b)          The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.40      “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards, unless otherwise determined by the Administrator.

2.41      “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

2.42      “Performance Stock Unit” shall mean a Performance Award awarded under Section 9.1 which is denominated in units of value, which may include, without limitation, the dollar value of Shares.

2.43      “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use the Form S-8 Registration Statement under the Securities Act or any other transferee specifically approved by the Administrator, after taking into account Applicable Law.

2.44      “Plan” shall have the meaning set forth in Article 1.

2.45      “Prior Plans” shall mean (a) the Invitrogen Corporation 1997 Stock Option Plan, (b) the Applied Biosystems Group Amended and Restated 1999 Stock Incentive Plan, (c) the Life Technologies Corporation Amended and Restated 1999 Stock Incentive Plan, (d) the Invitrogen Corporation 2004 Equity Incentive Plan, and (e) the Life Technologies Corporation 2009 Equity Incentive Plan, as such plans may be amended from time to time.

2.46      “Prior Plan Award” shall mean an award outstanding under the Prior Plans as of the Effective Date.

2.47      “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.48      “Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.49      “Restricted Stock Units” shall mean the right to receive Shares or cash awarded under Article 9.

2.50      “Retirement” shall mean, except as otherwise provided in an Award Agreement, that a Holder satisfies the following criteria on the date of his or her Termination of Service: (a) the Holder’s Termination of Service occurred for any reason other than the Holder’s discharge for Cause; (b) as of the date of Holder’s Termination of Service, Holder is credited with at least ten Years of Service; and (c) as of the date of Holder’s Termination of Service, Holder had reached the age of sixty.

2.51      “Securities Act” shall mean the Securities Act of 1933, as amended.

2.52      “Shares” shall mean shares of Common Stock.

2.53      “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 11.

2.54      “Stock Appreciation Right Term” shall have the meaning set forth in Section 11.4.

2.55      “Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 9.3.

2.56      “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.57      “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.58      “Termination of Service” shall mean:

(a)          As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or an Affiliate is terminated for any reason, with or without Cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service as an Employee, Director or Consultant with the Company or any Affiliate as an Employee or Non-Employee Director.

(b)          As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service as an Employee, Director or Consultant with the Company or any Affiliate as a Consultant or Employee.

(c)          As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, Disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service as an Employee, Director or Consultant with the Company or any Affiliate as a Consultant or Non-Employee Director.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for Cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall not constitute a Termination of Service. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

2.59      “Years of Service” shall mean a Holder’s period of continuous service with the Company or an Affiliate since his or her date of hire or, if applicable, his or her most recent date of rehire. A Holder will receive credit for a Year of Service if he or she is employed on the anniversary date of his or her date of hire or, if applicable, his or her most recent date of rehire. A Holder’s Years of Service will include any period of service for which credit was granted for employment with a prior employer that merged with, or was acquired by, the Company or an Affiliate. Any period of service that is less than a full 365-day period shall be disregarded for purposes of this Plan and the Award Agreements. If a Holder has a Termination of Service for any reason other than his or her discharge for Cause and then is rehired by the Company or an Affiliate, the Holder will receive credit for purposes of determining his or her Years of Service for periods of service with the Company or any Affiliate occurring prior to his or her rehire date only to the extent he or she is credited with past service credit for such period for benefits purposes under the Company’s standard employment policies, as documented and reported in the Company’s human resources information system.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1            Number of Shares.

(a)          Subject to Section 3.1(b) and Section 13.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is the sum of (i) 13,000,000 Shares, plus (ii) the number of Shares subject to any Prior Plan Award that is not a Full Value Award to the extent such Prior Plan Award is outstanding as of the Effective Date and such Shares become available for issuance under this Plan pursuant to Section 3.1(b) below thereafter, and (iii) 1.6 Shares multiplied by the number of Shares subject to any Prior Plan Award that is a Full Value Award to the extent such Prior Plan Award is outstanding as of the Effective Date and such Shares become available for issuance under this Plan pursuant to Section 3.1(b) below thereafter; provided, however, that in no event shall the number of Shares which shall become available for issuance or transfer pursuant to Awards under the Plan pursuant to clauses (ii) and (iii) above exceed an aggregate of 12,386,341 Shares. Any Shares that are subject to Awards of Options or Stock Appreciation Rights granted under the Plan after the Effective Date shall be counted against this limit as one Share for every one Share subject to such Awards. Any Shares that are subject to Full-Value Awards granted under the Plan after the Effective Date shall be counted against this limit as 2.15 Shares for every one Share subject to such Awards. From and after the Effective Date, no awards shall be granted under the Prior Plans; however, Prior Plan Awards shall continue to be subject to the terms and conditions of the relevant Prior Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to Awards under the Plan (including Incentive Stock Options) shall not exceed an aggregate of 25,386,341 Shares, subject to adjustment pursuant to Section 13.2.

(b)          To the extent all or a portion of an Award or Prior Plan Award is forfeited, expires or such Award, Prior Plan Award or portion thereof is settled for cash (in whole or in part), the Shares subject to such Award, Prior Plan Award or portion thereof, shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan in an amount corresponding to the reduction in the share reserve previously made in accordance with Section 3.1(a) above. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option or any stock option granted under a Prior Plan; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or a Stock Appreciation Right or an option or a stock appreciation right granted under a Prior Plan; (iii) Shares subject to a Stock Appreciation Right or a stock appreciation right granted under a Prior Plan that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options or stock options granted under a Prior Plan. Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to a Full Value Award shall be available for future grants of Awards under the Plan in an amount corresponding to the reduction in the share reserve previously made in accordance with Section 3.1(a) above. Any Shares forfeited by the Holder or repurchased by the Company under Section 7.4 at a price not greater than the price originally paid by the Holder so that such Shares are returned to the Company will again be available for Awards in an amount corresponding to the reduction in the share reserve previously made in accordance with Section 3.1(a) above. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)          Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2            Stock Distributed.  Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3            Limitation on Number of Shares Subject to Awards.  Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2:

(a)          the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any fiscal year of the Company shall be 4,000,000;

(b)          No Eligible Individual may be granted, during any fiscal year of the Company, Awards initially payable in cash that could result in such Eligible Individual receiving cash payments exceeding $20,000,000 pursuant to such Awards; and

(c)          Notwithstanding the foregoing, in no event may a Non-Employee Director be granted Awards pursuant to the Plan with an aggregate value (with such value determined as of the date of grant in accordance with Applicable Accounting Standards) in excess of $750,000 during any fiscal year of the Company.

ARTICLE 4.

GRANTING OF AWARDS

4.1            Participation.  The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2            Award Agreement.  Unless otherwise determined by the Administrator, each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3            Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4            At-Will Employment; Voluntary Participation.  Nothing in the Plan or in any Program or Award Agreement shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5            Foreign Holders.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the laws, rules and regulations of any foreign legal, governmental and/or regulatory body, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law or to facilitate the operation and administration of the Award and the Plan; (d) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems necessary or advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign legal, governmental and/or regulatory body. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.6            Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS PERFORMANCE-BASED COMPENSATION

5.1            Purpose.  The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2            Applicability.  The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3            Types of Awards.  Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals, Restricted Stock Units that vest and become payable upon the attainment of specified Performance Goals and any Performance Awards described in Article 9 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

5.4            Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted to one or more Eligible Individuals which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period.

5.5            Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Program or Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or an Affiliate throughout the Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

5.6            Additional Limitations.  Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

OPTIONS

6.1            Granting of Options to Eligible Individuals.  The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2            Option Exercise Price.  The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.3            Option Vesting.

(a)          The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted; provided, however, that, unless otherwise approved by the Administrator and set forth in an Award Agreement, no Option shall vest prior to the date that is six months from the date of grant. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator.

(b)          No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option.

6.4            Manner of Exercise.  All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)          A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b)          Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)          In the event that the Option shall be exercised by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d)          Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 11.1 and 11.2.

6.5            Partial Exercise.  An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares unless determined by the Administrator, and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

6.6            Option Term.  The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten years from the date the Option is granted, or five years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the Option Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

6.7            Qualification of Incentive Stock Options.  No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) of the Company. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.

6.8            Notification Regarding Disposition.  The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such Shares to such Holder.

6.9            Substitute Awards.  Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided, however, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

ARTICLE 7.

RESTRICTED STOCK

7.1            Award of Restricted Stock.

(a)          The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b)          The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that, if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

7.2            Rights as Stockholders.  Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to vote and the right to receive all dividends and other distributions paid or made with respect to the Shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 7.3. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

7.3            Restrictions.  All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide; provided, however, that, unless otherwise approved by the Administrator and set forth in the applicable Program or an Award Agreement, no Award of Restricted Stock shall vest or be released from such restrictions and vesting requirements prior to the date that is six months from the date of grant. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Program or the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

7.4            Repurchase or Forfeiture of Restricted Stock.  Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, (i) if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration, and (ii) if a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Program or the Award Agreement.

7.5            Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of

Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company may, in its sole discretion, (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.

7.6            Section 83(b) Election.  If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 8.

RESTRICTED STOCK UNITS

8.1            Grant of Restricted Stock Units.  The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

8.2            Purchase Price.  The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

8.3            Vesting of Restricted Stock Units.  At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Affiliate, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 3.4; provided, however, that, unless otherwise approved by the Administrator and set forth in the applicable Program or an Award Agreement, no Award of Restricted Stock Units shall vest or be released from such restrictions and vesting requirements prior to the date that is six months from the date of grant.

8.4            Payment.

(a)          At the time of grant, the Administrator shall specify the settlement or payment date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided, however, that, except as otherwise expressly set forth in an applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the payment date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the payment date, the Company shall, subject to Section 11.4(e), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the payment date or a combination of cash and Shares as determined by the Administrator.

(b)          Notwithstanding the foregoing, the Company may, in its sole discretion, settle a Restricted Stock Unit in the form of: (i) a cash payment made by the Company or the Holder’s Employer to the extent settlement in Shares (A) is prohibited under Applicable Law, (B) would require the Holder, the Company or the Holder’s Employer to obtain the approval of any legal, governmental and/or regulatory body in the

Holder’s country of residence (and country of service, if different) or (C) is administratively burdensome; or (ii) Shares, but require the Holder to Immediately sell such Shares (in which case, the Company shall have the authority to issue sales instructions in relation to such Shares on the Holder’s behalf).

8.5            No Rights as a Stockholder.  Unless otherwise determined by the Administrator, a Holder of Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until such Shares are transferred to the Holder pursuant to the terms of this Plan and the Award Agreement.

ARTICLE 9.

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS

9.1            Performance Awards.

(a)          The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units and Awards of cash bonuses or other cash awards determined in the Administrator’s discretion from time to time, to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards, including Performance Stock Units and any cash awards, may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards, including Performance Stock Unit awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.

(b)          Without limiting Section 9.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5.

9.2            Dividend Equivalents.

(a)          Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

(b)          Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

9.3            Stock Payments.  The Administrator is authorized to make Stock Payments to any Eligible Individual. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder.

9.4            Term.  The term of a Performance Award, Dividend Equivalent award and/or Stock Payment award shall be set by the Administrator in its sole discretion.

9.5            Purchase Price.  The Administrator may establish the purchase price of a Performance Award or Shares distributed as a Stock Payment award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

ARTICLE 10.

STOCK APPRECIATION RIGHTS

10.1            Grant of Stock Appreciation Rights.

(a)          The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b)          A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)          Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of an Stock Appreciation Right that is a Substitute Award, the price per share of the Shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided, however, that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

10.2            Stock Appreciation Right Vesting.

(a)          The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted; provided, however, that unless otherwise approved by the Administrator and set forth in an Award Agreement, no Stock Appreciation Right shall vest prior to the date that is six months from the date of grant. Such vesting may be based on service with the Company or any Affiliate, or any other criteria selected by the Administrator, such as performance criteria. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b)          No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

10.3        Manner of Exercise.  All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)          A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b)          Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c)          In the event that the Stock Appreciation Right shall be exercised by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

10.4        Stock Appreciation Right Term.  The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise a vested Stock Appreciation Right, which time period may not extend beyond the expiration date of the Stock Appreciation Right Term applicable to such Stock Appreciation Right. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

10.5        Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 10 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 11.

ADDITIONAL TERMS OF AWARDS

11.1        Payment.  The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, however, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) any other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2        Tax Withholding.  The Company or the Employer shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company or the Employer, an amount sufficient to satisfy all income tax (including U.S. federal, state and local taxes or foreign taxes), social security, social insurance, payroll tax, payment on account or other tax-related amounts required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of an Award granted under the Plan. The Administrator shall determine the methods by which payments by any Holder with respect to the tax withholding obligations with respect to any Awards granted under the Plan shall be made, which methods may include any of the methods permitted under Section 11.1 above. Without limiting the foregoing, the Administrator may in its sole discretion and in satisfaction of the foregoing requirement withhold, or allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

11.3        Transferability of Awards.

(a)        Except as otherwise provided in Section 11.3(b):

(i)          No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)          No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii)          During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to such Holder under the Plan; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b)          Notwithstanding Section 11.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer.

(c)          Notwithstanding Section 11.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

11.4        Conditions to Issuance of Shares.

(a)          Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with Applicable Law.

(b)          All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c)          The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)          No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e)          Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.5        Forfeiture and Claw-Back Provisions.  Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that all Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

11.6        Prohibition on Repricing.  Subject to Section 13.2, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock

Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 13.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award. Furthermore, for purposes of this Section 11.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

ARTICLE 12.

ADMINISTRATION

12.1        Administrator.  The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded; provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6.

12.2        Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 13.10. Notwithstanding the foregoing, if any error occurs with respect to the establishment, creation and/or administration of the Award, the Award shall be interpreted in light of the Administrator’s original intent as determined in the sole discretion of the Administrator, and the Administrator shall have the authority to amend the Award, without the consent of the Holder, to reflect the original intent of the Administrator with respect to the grant and terms of the Award. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any other Applicable Law are required to be determined in the sole discretion of the Committee.

12.3        Action by the Committee.  Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4        Authority of Administrator.  Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a)          Designate Eligible Individuals to receive Awards;

(b)          Determine the type or types of Awards to be granted to Eligible Individuals;

(c)          Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)          Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)          Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)          Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)          Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)          Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j)          Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k)          Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Sections 3.4 and 13.2(d).

12.5        Decisions Binding.  The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

12.6        Delegation of Authority.  To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, amend awards held by, or take administrative actions with respect to Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant, amend or administer Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and other Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 13.

MISCELLANEOUS PROVISIONS

13.1        Amendment, Suspension or Termination of the Plan.   Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 13.2, (a) increase the limits imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (b) increase the limits imposed in Section 3.3 on the Awards that may be issued under the Plan to any individual, or (c) take any action prohibited under Section 11.6. Except as provided in Section 13.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth anniversary of the Effective Date (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

13.2        Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)          In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan and adjustments of the Award Limit; (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b)          In the event of any transaction or event described in Section 13.2(a) or any Change in Control or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)          To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii)          To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)          To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)          To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

(v)          To provide that the Award cannot vest, be exercised or become payable after such event.

(c)          In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b):

(i)          The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii)          The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan and adjustments of the Award Limit). The adjustments provided under this Section 13.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(d)          Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation.

(e)          Notwithstanding any other provision of the Plan, in the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award upon the Change of Control, or in the event of any Going Private Change in Control, the following shall occur: (i) each Award which is at the time outstanding under the Plan automatically shall become, except as provided otherwise in an individual Award or Award Agreement and subject to all other terms of such Award or Award Agreement, fully vested and exercisable or payable, as appropriate, and be released from any repurchase or forfeiture provisions, immediately prior to the specified effective date of such Change in Control, for all of the Shares at the time represented by such Award, (ii) the forfeiture or repurchase restrictions applicable to all outstanding Awards shall lapse and Shares subject to such Awards shall be released from escrow (or transferred from book entry with the Company’s transfer agent, if applicable), and delivered to the Holders of the Awards free of any such restrictions, (iii) all other Awards shall become fully vested and payment thereof shall be accelerated using, if applicable, the then-current Fair Market Value to measure any payment that is based on the value of the Common Stock or using such higher amount as the Administrator may determine to be more reflective of the actual value of such stock.

(f)          For the purposes of this Section 13.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that, if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(g)          The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h)          With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(i)          The existence of the Plan, the Program, any Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(j)          No action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(k)          In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of 30 days prior to the consummation of any such transaction.

13.3        Approval of Plan by Stockholders.  The Plan will be submitted for the approval of the Company’s stockholders within twelve months after the date of the Board’s initial adoption of the Plan.

13.4        No Stockholders Rights.  Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

13.5        Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

13.6        Effect of Plan upon Other Compensation Plans.  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate, or (b) except as otherwise provided herein, to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.7        Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Laws (including but not limited to margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Laws. To the extent permitted by Applicable Laws, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Laws.

13.8        Titles and Headings, References to Sections of the Code or Exchange Act.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

13.9        Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of the Plan and any agreements hereunder regardless of the law that might be applied under principles of conflicts of laws. Should any provision of the Plan or any agreement hereunder be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

13.10        Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

13.11        No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

13.12        Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.

13.13        Indemnification.  To the extent allowable pursuant to Applicable Law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.14        Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.15        Expenses.  The expenses of administering the Plan shall be borne by the Company and its Affiliates.

Life tecnologies ANNUAL MEETING OF LIFE TECHNOLOGIES CORPORATION Date: April 24, 2013 Time: 9:00 A.M. (Local Time) Place: Life Technologies Corporation 5781 Van Allen Way Carlsbad, CA 92008 See Voting Instruction on Reverse Side. Please make your marks like this: Use dark black pencil or pen only Unless otherwise specified, this proxy will be voted FOR the proposals set forth in the Proxy Statement. 1: Please vote to elect the Company’s directors. Six directors are nominated for election to office for a one-year term (term to expire 2014). Recommend Directors For Against Abstain 01 George F. Adam, Jr. FOR 02 Raymond V. Dittamore FOR 03 Donald W. Grimm FOR 04 Craig J. Mundie FOR 05 Ora H. Pescovitz, M.D. FOR 06 Per A. Peterson, Ph.D. FOR 2: Ratication LLP as the independent of appointment registered of Ernst public & Young FOR accounting fiscal year ending firm for December the Company 31, 2013. for the 3: Approval resolution of regarding a non-binding the compensation advisory of FOR the the fiscal Company’s year ended named December executive 31, officers 2012. for 4: Approval Incentive of Plan. the Company’s 2013 Equity FOR To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your instructions to be executed. Discretionary to such other matters authority as is may hereby properly granted come with before respect the Annual Meeting. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided. Annual Meeting of Life Technologies Corporation to be held on Wednesday, April 24, 2013 for Holders as of March 6, 2013 This proxy is being solicited on behalf of the Board of Directors. VOTED BY: INTERNET TELEPHONE Call www. Go To proxypush.com/life 866-390-5390 Use any touch-tone telephone. Cast your vote online. OR View Meeting Documents. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. MAIL OR Mark, sign and date your Voting Instruction Form/Proxy Card. Detach your Voting Instruction Form/Proxy Card. Return your Voting Instruction Form/Proxy Card in the postage-paid envelope provided. Would you like to make a comment about the company? Please use the voting website above to write to Life Technologies. All votes must be received by April 23, 2013 at 5:00 P.M. EDT. PROXY TABULATOR FOR LIFE TECHNOLOGIES CORPORATION P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT # OFFICE #

Revocable Proxy — Life Technologies Corporation Annual Meeting of Stockholders April 24, 2013 — 9:00 A.M. (local time) This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints David F. Hoffmeister and John A. Cottingham and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of the Stockholders of Life Technologies Corporation on April 24, 2013, and any adjournments thereof, as set forth below, with all powers that the undersigned would possess if personally present. This proxy is revocable and will be voted as directed. However, if no instructions are specfiied, the proxy will be voted FOR the nominees for directors specified in item 1, and FOR items 2, 3 and 4. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided.